                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

               SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
   (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or 240.14a-12

                                THE CRONOS GROUP
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5)  Total fee paid:

--------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

--------------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3)  Filing Party:

--------------------------------------------------------------------------------

     (4)  Date Filed:

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


                                     [LOGO]



                                THE CRONOS GROUP


                                SOCIETE ANONYME



                                                                 Dennis J. Tietz


                                                                        Chairman



                                           , 1999



To Our Shareholders:



     We have set this year's 1999 annual meeting of shareholders for Friday, January 7, 2000, to commence at 10:00 a.m. (local time) at the Hotel Le Royal, 12 Boulevard Royal, Luxembourg. The main order of business will be the election of five directors to join continuing director Maurice Taylor. I and the Chief Financial Officer of Cronos, Peter J. Younger, are candidates for election as well as independent directors Charles Tharp and S. Nicholas Walker. We have also nominated Robert M. Melzer to serve as an additional outside director. Among us we have over 37 years of experience in the container leasing industry and our outside director candidates will bring broad experience and independent judgment to the Board of Directors.



     One of our competitors, Interpool, Inc., has announced that it will propose to our shareholders an alternative slate of nominees for the Board. Interpool bought 100 shares of our Common Stock in September of 1999 for Three Hundred and Seventy-Five Dollars ($375). Interpool is proposing a slate of nominees whose sole function as directors would be to sell Cronos to Interpool for $5.00 per share.



     At meetings held on October 4 and 8, 1999, the Board of Directors unanimously determined that the Interpool proposal was inadequate and not in the best interest of Cronos and its shareholders. At the same time, the Board determined to explore, with the assistance and advice of Cronos' financial and legal advisors, a possible sale or a financial restructuring of Cronos to enable the Board to determine whether Cronos should remain independent and follow the business plan that we adopted and are implementing after I became Chairman earlier this year.



     It is in your interest to vote for Cronos' slate of nominees for the Board and not any slate presented to you by Interpool. Cronos' slate of nominees will act in your interest, not Interpool's. Since I became Chief Executive Officer of Cronos in December of 1998, we have made significant strides in returning Cronos to profitability. Now is not the time to sell Cronos for less than it is worth, which is what Interpool's nominees would do if elected as your directors.



     Since I became Chairman of the Company, we have taken the following positive steps:



     - THE ESTABLISHMENT OF AN INDEPENDENT BOARD. The Board now consists of four directors, myself and three independent directors, Maurice Taylor, Charles Tharp, and Nick Walker. Director EO Nedelmann, who provided us with wise and prudent counsel for the past two years, is not standing for reelection for the Board and has resigned to make way for Nick Walker. At our annual meeting, we will also propose that you elect Peter J. Younger, Chief Financial Officer of the Company, as a director, and Robert M. Melzer as an additional outside director.



     - IMPROVED OPERATING RESULTS. For the first nine months of 1998, Cronos reported a net loss of $4.2 million or $0.47 per common share. For the first nine months of 1999, we reversed the Company's net loss, reporting a net profit of $1.1 million, of which $1 million related to non-operating activities.



     - REDUCTION IN ADMINISTRATIVE EXPENSES. Prior to my appointment as Chief Executive Officer of Cronos some twelve months ago, the Company's administrative expenses were running at approximately $21.2 million annually. Through officer and other overhead reductions, our annual administrative expenses have been reduced by approximately $5 million, or 23% of last year's level.

     - REDUCTION IN STAFF. As part of our reorganization plan, senior management carefully analyzed our staffing needs and concluded that we could run our business more efficiently with fewer staff. We have reduced the number of employees of Cronos from 128 to 100 worldwide, including the elimination of six officer positions, at an estimated annual saving of $1.7 million.



     - SALE OF WINDSOR FACILITY. Cronos has a three-story, 22,000 square foot facility located in Windsor, England. Having concluded that we no longer need to own this building, we have put it on the market and expect to realize from $10.7 million to $11.7 million from its sale, from which we anticipate reporting a gain for accounting purposes of from $1.2 million to $2.2 million.



     - REFINANCING OF SHORT-TERM DEBT. When I took office, Cronos was teetering on the brink of insolvency, having failed to pay, when due, over $57.3 million of its indebtedness. Today, after a $50 million refinancing of our debt, which closed in August of 1999, Cronos is in compliance with all of its debt covenants. Our debt-to-equity ratio of two to one is the lowest it has been in two years, and is less than the industry average.



     - INTEREST SAVINGS. As a result of the August refinancing, our annual interest savings should be approximately $1.4 million per year.



     - NEW FINANCING. Since April of 1999, the Company has negotiated over $21 million in new financing, which was used to purchase approximately 16,000 TEUs (twenty-foot equivalent units) of new equipment. This investment of capital by third parties sends a clear signal of support for the policies and objectives of the Company's new management team.



     - INCREASE IN CONTAINER UTILIZATION. While the market for leased containers remains weak, we have increased the percentage of our container fleet on lease (referred to in the industry as "utilization") from 72.6% at March 31, 1999 to 79% as of November 30, 1999.



     - REMOVAL OF "GOING CONCERN" AUDIT OPINION. Our auditors' opinions on our 1997 and 1998 financial statements contained a "going concern" opinion (raising substantial doubt about our ability to continue in business), which adversely affected our credit standing and business prospects. As a result of our refinancing and the other steps that we have taken, we anticipate receiving a clean auditors' opinion on our 1999 financial statements.



     - SELECTION OF DELOITTE & TOUCHE. Subject to the shareholders' approval, we have retained Deloitte & Touche SA, a "Big-Five" accounting firm, for our 1999 audit. While our current auditors, Moore Stephens, have served us well these past three years, the engagement of Deloitte & Touche is a further indication that Cronos has put behind it the management turmoil that beset the Company over the past few years.



     - SETTLEMENT OF SEC INVESTIGATION. On November 15th of this year, we settled the SEC investigation that was triggered by the actions of former management. We consented to the entry of a cease-and-desist order, agreeing not to engage in future violations of certain provisions of the securities laws administered by the SEC. No fine or penalty was assessed against the Company. I believe that the conclusion of this investigation will provide additional reassurance to our lenders, investors, shareholders, customers, and employees that Cronos is returning to stability and sound corporate governance.



     Cronos has clearly turned the corner. Now is not the time to sell the Company for less than it is worth, to Interpool or to anyone else. The Board is exploring the strategic alternatives available to the Company to enhance shareholder value. The actions that the Board and the new management team have taken deserve your support at the annual meeting. Now is not the time to panic and sell Cronos to a competitor seeking a low price for a company that it recognizes is well run and well positioned to prosper as the container leasing market improves.



     Your vote is important. Whether you plan to attend the meeting or not, please sign, date, and return the your Board's WHITE proxy card as promptly as possible.

     Accompanying this letter is the full Proxy Statement for the meeting. Please review it carefully for the information it contains on this important contest for the control of this Company and on the other proposals to be submitted to you at the annual meeting.



                                          On behalf of the Board of Directors,



                                          Dennis J. Tietz


                                          Chairman of the Board and


                                          Chief Executive Officer



 If your shares are held in the name of a broker or a bank, only that broker or bank can sign a proxy on your behalf. To ensure that your shares are voted in support of the current Board of Directors at the annual meeting, please contact the person responsible for your account and instruct that person to execute a
                        WHITE proxy card on your behalf.



  If you have any questions or need further assistance in voting your shares, please call:



                    CORPORATE INVESTOR COMMUNICATIONS, INC.



                                 (201) 896-5696

                                     [LOGO]

                                THE CRONOS GROUP
                                SOCIETE ANONYME

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            ------------------------


DATE:   Friday, January 7, 2000
TIME:   10:00 a.m.
PLACE:  Hotel Le Royal
        12 Boulevard Royal
        Luxembourg


MATTERS TO BE VOTED UPON:


     1. Confirmation and election of three existing directors and election of two new directors.



     2. Approval of the Company's 1999 Stock Option Plan.



     3. Appointment of Deloitte & Touche S.A. as the Company's independent auditors for the year ending December 31, 1999 for both the consolidated and unconsolidated accounts and grant of authorization to the Board of Directors to fix the compensation of the independent auditors.



     4. Approval of the consolidated and unconsolidated financial statements of the Company for the year ended December 31, 1998.



     5. Discharge of certain directors pursuant to Article 74 of Luxembourg's Company Law from the execution of their mandate for the year ended December 31, 1998.



     6. Allocation of the profit/loss reported by the Company for the year ended December 31, 1998.



     7. Any other matter properly brought before the shareholders at the annual meeting or any adjournment thereof.


     The address of the Company's registered office is 16, Allee Marconi, L-2120 Luxembourg and its telephone number is 352 453 145. The Company is organized in Luxembourg as a Societe Anonyme with registrar number RCS LUX B27.489.

                                          On Behalf of the Board of Directors,

                                          Dennis J. Tietz
                                          Chairman of the Board
                                          And Chief Executive Officer


December   , 1999

                                     [LOGO]
                                THE CRONOS GROUP
                                SOCIETE ANONYME
                               16, ALLEE MARCONI
                               L-2120, LUXEMBOURG
                            ------------------------

                                PROXY STATEMENT


     Your vote at the annual meeting is important to us. Please vote your shares of Common Stock by completing the enclosed WHITE proxy card and returning it to us in the enclosed envelope. This Proxy Statement has information about the annual meeting and was prepared by the Company's management for the Board of Directors. This Proxy Statement was first mailed to shareholders on
            , 1999.


                                    CONTENTS


                                                              PAGE
                                                              ----
General Information About Voting............................    2
Proposal No. 1. Election of Directors.......................    5
Proposal No. 2. Approval of 1999 Stock Option Plan..........   13
Proposal No. 3. Appointment of Deloitte & Touche S.A. as
  Independent Auditors......................................   16
Proposal Nos. 4 - 7. Proposals For Submission to the
  Shareholders Under Luxembourg Law.........................   17
Committees of the Board of Directors........................   18
Compensation of Executive Officers..........................   18
Certain Relationships and Related Transactions..............   23
Board Compensation Committee Report on Executive
  Compensation..............................................   26
Performance Graph...........................................   28
Beneficial Stock Ownership..................................   28
Beneficial Ownership........................................   29
Other Matters...............................................   30
Shareholder Proposals for 2000 Annual Meeting...............   30
Other Information...........................................   30

                        GENERAL INFORMATION ABOUT VOTING

WHO IS SOLICITING YOUR VOTE?


     These proxy materials are furnished in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Company's 1999 annual meeting and at any meeting following an adjournment, postponement or continuation thereof.



WHAT IF I RECEIVE A SOLICITATION FROM INTERPOOL?



     Do not sign or return any blue proxy card you may receive from Interpool. Even if you have previously voted on Interpool's blue proxy card, you have every legal right to vote by signing, dating, and returning the enclosed WHITE proxy card. Only your latest dated proxy card will count.


WHO CAN VOTE?


     You can vote your shares of Common Stock if our records show that you owned the shares on December 3, 1999. A total of 9,158,378 shares of Common Stock can vote at the annual meeting. You get one vote for each share of Common Stock. The enclosed WHITE proxy card shows the number of shares you can vote.


WHO ARE THE PROXYHOLDERS?

     The persons named in the enclosed proxy are directors and/or officers of the Company. A shareholder has the right to appoint a person (who need not be a shareholder of the Company) as proxy to attend and act on such shareholder's behalf at the annual meeting.

HOW DO I VOTE BY PROXY?


     Follow the instructions on the enclosed WHITE proxy card to vote on each proposal to be considered at the annual meeting. Sign and date the WHITE proxy card and mail it back to us in the enclosed envelope. The shares of Common Stock represented by any valid proxy in favor of management's nominees named in the accompanying proxy will be voted for, against, or withheld from voting (abstain) on all matters specified in the form of proxy, in accordance with any specification or instruction made by a shareholder on the proxy. In the absence of any such specification or instruction, such shares of Common Stock will be voted for, against, or withheld from voting (abstain) on all of the matters specified in the form of proxy as the proxyholder shall determine, in his discretion.


     The accompanying proxy for the annual meeting confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in this notice and proxy statement and with respect to such other business or matters which may properly come before the annual meeting or any adjournment.

WHAT IF OTHER MATTERS COME UP AT THE ANNUAL MEETING?

     The matters described in this proxy statement are the only matters we know of that will be voted on at the annual meeting. If other matters are properly presented at the meeting, the proxyholders will vote your shares as they see fit.

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

     Yes. At any time before the vote on a proposal, you can change your vote either by giving the Company's secretary a written notice revoking your proxy card or by signing, dating, and returning to us a new proxy card. We will honor the proxy card with the latest date.

CAN I VOTE IN PERSON AT THE ANNUAL MEETING RATHER THAN BY COMPLETING THE PROXY CARD?


     Although we encourage you to complete and return the WHITE proxy card to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person.


WHAT DO I DO IF MY SHARES ARE HELD IN "STREET NAME"?


     If your shares are held in the name of your broker, a bank, or other nominee, that party should give you instructions for voting your shares. Please contact the person responsible for your account and give instructions for a WHITE proxy card to be signed representing your shares of the Company's Common Stock. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to our proxy solicitation firm, Corporate Investor Communications, Inc. (whose address and telephone number are identified on page 4), so that we may be aware of all instructions given and can attempt to ensure that such instructions are followed.


HOW ARE VOTES COUNTED?


     Under Luxembourg law, actions requiring the approval of shareholders can generally be taken by approval of the holders of a simple majority of shares present or represented, and voting, without regard to any minimum quorum requirements. Two exceptions are (i) to amend the Articles of Incorporation ("Articles") and (ii) any action for which Luxembourg law or the Articles require more than a majority vote or require a specified quorum.


     The Company's Common Stock is traded on the NASDAQ Stock Market. Under NASDAQ's rules, the minimum quorum for any meeting of shareholders of a NASDAQ company is 33 1/3 percent of the outstanding shares of the company's common voting stock. The Company will observe this requirement in holding its annual meeting, and accordingly a quorum of at least one-third of the outstanding shares of the Company's Common Stock entitled to vote at the annual meeting, represented in person or by proxy, will be necessary to convene the annual meeting.


     The Company's Articles require the approval of the holders of a simple majority of the outstanding shares of the Common Stock of the Company for the election of directors to the Board. Therefore, with respect to our proposal for the election of five nominees to the Board of Directors, if you do not sign and return a proxy card, your shares will be counted as abstentions and will have the effect of a negative vote.



     The affirmative vote of the holders of a majority of the shares of Common Stock of the Company present in person or represented by proxy and voting is required to approve the other matters to be acted upon at the annual meeting. Abstentions and broker non-votes are each excluded in the determination of the number of shares present and voting. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.


WHO PAYS FOR THIS PROXY SOLICITATION?


     We do. Proxies will be solicited by mail, telephone, telefax, Internet, email, newspapers, and other publications of general distribution and in person. Our directors, director nominees, officers and certain employees may assist in the solicitation of proxies, without any additional compensation.



     We estimate that the total cost of evaluating and responding to the Interpool proposal and conducting this proxy solicitation, including fees for attorneys, accountants, public relations or financial advisors, solicitors, advertising, printing, transportation, litigation, and other costs, but excluding any costs represented by salaries and wages of our regular employees, and excluding costs that we estimate that we would have expended to solicit proxies and prepare this proxy statement in the absence of the Interpool proposal to submit a competing slate of nominees for director, to be
approximately $          , approximately        of which has been paid to date.



     We will request that banks, brokerage houses, and other custodians, nominees, and fiduciaries forward our proxy solicitation materials to the beneficial owners of our Common Stock that such institutions hold of record. We will reimburse such institutions for their reasonable out-of-pocket expenses.



WHO MAY I CONTACT FOR ADDITIONAL INFORMATION?



     We have retained Corporate Investor Communications, Inc. ("CIC") for solicitation and advisory services in connection with the solicitation of proxies related to our 1999 annual meeting, for which CIC is to receive a fee of $4,500, which has already been paid, plus reimbursement of CIC's reasonable out-of-pocket expenses.



     For assistance, you may also contact our Vice President of Corporate Communications, Elinor A.

Wexler. You may contact CIC or Ms. Wexler as follows:




------------------------------------------------------


 Our Proxy Solicitor:



 CORPORATE INVESTOR


 COMMUNICATIONS, INC.



 111 Commerce Road


 Carlstadt, New Jersey 07072


 Telephone: (201) 896-5696


 Fax: (201) 804-8693


 Email: jgill@cic-online.com


------------------------------------------------------

------------------------------------------------------

 To Contact the Company:



 Elinor A. Wexler


 Vice President of Corporate Communications


 The Cronos Group


 444 Market Street, 15th Floor


 San Francisco, CA 94111


 Telephone: (415) 677-8990


 Fax: (415) 677-9196


 Email: ew@cronos.com

------------------------------------------------------

                                 PROPOSAL NO. 1


                             ELECTION OF DIRECTORS


     The Company's Articles provide that it is to be managed by a Board of Directors composed of at least three members who need not be shareholders of the Company and who shall be elected by the holders of a simple majority of the outstanding shares of the Common Stock for a term of three years and until their successors are elected. The terms of the directors are staggered so that the terms of approximately one-third of the total number of directors expire in each year.


     Presently, the Board of Directors is composed of Maurice Taylor, Charles Tharp, S. Nicholas Walker, and Dennis J. Tietz (Chairman). Director Ernst-Otto Nedelmann's term was due to expire at the close of the 1999 annual meeting. Mr. Nedelmann was not going to stand for re-election at the meeting. On October 4, 1999, he resigned from the Board to make way for Mr. Walker, who was elected to fill Mr. Nedelmann's seat on the Board on October 5(th). We are proposing that the shareholders confirm and elect Mr. Walker as an outside director to serve until the conclusion of the annual meeting in 2002 and the election of his successor. Mr. Taylor was elected to the Board of Directors at the 1998 annual meeting for a two-year term expiring at the conclusion of the annual meeting for 2000 and is therefore not standing for election at this annual meeting. The Board appointed Messrs. Tietz and Tharp to fill the vacancies created by the resignations of directors Rudolf J. Weissenberger and Axel Friedberg (who resigned as directors on March 30 and 31, 1999, respectively). If elected, Mr. Tietz will serve as director and Chairman of the Board until the conclusion of the annual meeting in 2001 and the election of his successor, and Mr. Tharp will serve as a director until the conclusion of the annual meeting for 2000 and the election of his successor. We have further nominated Peter J. Younger and Robert
M. Melzer to serve terms of two years, and three years, respectively. Each of the nominees has agreed to be named in this Proxy Statement and to serve as a director if elected by the shareholders. Should any nominee unexpectedly not be available for election, then the Board would propose a substitute nominee.


     If the full slate of nominees is elected, then the composition of our Board of Directors would be as follows:


                       DIRECTOR                            TERM EXPIRATION
                       --------                          -------------------
Maurice Taylor.........................................  2000 Annual Meeting
Charles Tharp..........................................  2000 Annual Meeting
Dennis J. Tietz........................................  2001 Annual Meeting
Peter J. Younger.......................................  2001 Annual Meeting
Robert M. Melzer.......................................  2002 Annual Meeting
S. Nicholas Walker.....................................  2002 Annual Meeting


WE RECOMMEND THAT YOU VOTE FOR ALL FIVE OF THE NOMINEES.

     VOTE REQUIRED. Election of each of the five nominees requires the approval of the holders of a simple majority of the outstanding shares of Common Stock of the Company.


A. RATIFICATION OF THREE DIRECTORS APPOINTED BY THE BOARD



     We are asking you to confirm the appointment as directors of Dennis J. Tietz, Charles Tharp, and S. Nicholas Walker, who were appointed by the Board as directors on March 30, 1999 (Mr. Tietz), March 31, 1999 (Mr. Tharp), and October 5, 1999 (Mr. Walker).


Dennis J. Tietz


     Mr. Tietz, age 46, was elected Chief Executive Officer of the Company on December 11, 1998, and Chairman of the Board of Directors on March 30, 1999 to fill the vacancies created by Mr. Weissenberger's resignations as CEO and Chairman of the Board. If elected, Mr. Tietz will serve as a director until the annual meeting in 2001 and his successor is elected. From 1986 until his election as CEO of the Company, Mr. Tietz was responsible for the organization and marketing of investment programs managed by Cronos Capital Corp.

("CCC"), a subsidiary of the Company. From 1981 to 1986, Mr. Tietz supervised container lease operations in both the United States and Europe. Prior to joining CCC in 1981, Mr. Tietz was employed by Trans Ocean Leasing Corporation, San Francisco, California, a container leasing company, as regional manager based in Houston, with responsibility for leasing and operational activities in the U.S. Gulf. Mr. Tietz holds a B.S. degree in Business Administration from San Jose State University. Mr. Tietz is a licensed principal with the NASD. Mr. Tietz' business address is the Company's San Francisco address, 444 Market Street, 15(th) Floor, San Francisco, California 94111.


Charles Tharp


     Mr. Tharp, age 49, was appointed to the Board of Directors of the Company as an outside director on March 31, 1999, to fill the vacancy created by the resignation of Dr. Friedberg. If elected, Mr. Tharp will serve as a director until the annual meeting in 2000 and his successor is elected. Mr. Tharp is based in Washington D.C. and has for the last four years acted as a consultant to pension funds and foundations on international investment policy, fiduciary issues, and financial management. Mr. Tharp is a director of The Info/Change Foundation, Washington D.C. He held several positions, including Executive Director (the Chief Executive Officer) of the Pension Benefit Guaranty Corporation, a federal agency, from 1982 to 1985. Mr. Tharp has served on the boards of insurance companies, pension funds, and real estate holding companies in California, Ohio, and Bermuda. Mr. Tharp holds a B.A. degree in History from Yale University and an M.A. in Jurisprudence from Oxford University, England. Mr. Tharp's business address is 2727 -- 29th Street, N.W., Suite 222, Washington, D.C., 20008.



Stephen Nicholas Walker



     Mr. Walker, age 45, was appointed to the Board of Directors of the Company as an outside director on October 5, 1999, to fill the vacancy created by the resignation of Ernst-Otto Nedelmann. If elected, Mr. Walker will serve as a director until the annual meeting in 2002 and his successor is elected. Since 1995, Mr. Walker has served as Senior Vice President of Investments of PaineWebber Inc. From 1982 until he joined PaineWebber, he served as Senior Vice President of Investments of Prudential Securities Inc. Mr. Walker holds an M.A. degree in Jurisprudence from Oxford University, England. Mr. Walker's business address is 1285 Avenue of the Americas, 20th Floor, New York, New York 10019.



B. ELECTION OF TWO NEW DIRECTORS TO THE BOARD



     At the annual meeting, we will nominate Messrs. Younger and Melzer to serve as directors. Mr. Younger currently serves as the Chief Financial Officer of the Company. If elected, Mr. Younger will serve as a director until the annual meeting in 2001 and his successor is elected. Mr. Melzer is not employed by the Company. If elected, Mr. Melzer will serve as a director until the annual meeting in 2002 and his successor is elected.


Peter J. Younger


     Mr. Younger, age 42, was appointed Controller of the Company in 1991 and its Chief Financial Officer in March 1997. Mr. Younger joined CCC (then called Intermodal Equipment Associates) in 1987 as its vice president and director of accounting and controller. Prior to 1987, Mr. Younger was a certified public accountant and a principal with the accounting firm of Johnson, Glaze and Co. in Salem, Oregon. Mr. Younger holds a B.S. degree in Business Administration from Western Baptist College, Salem, Oregon. Mr. Younger's address is the Company's U.K. address, Orchard Lea, Winkfield Land, Winkfield Windsor, Berkshire SL4 4RU, England.


Robert M. Melzer


     Mr. Melzer, age 58, served as President and Chief Executive Officer of Property Capital Trust, Inc., a publicly-traded real estate investment trust ("REIT"), from 1992 until May 1999 when the company completed its plan to dispose of its investments and distributed the proceeds to its shareholders. Since May 1999, Mr. Melzer has devoted his business activities to consulting and to serving as a director or trustee of various business and charitable organizations. Mr. Melzer serves as a director of Genesee & Wyoming, Inc., a short-line railroad holding company, a director of Beacon Capital Partners, Inc., a REIT, a trustee of MGI Properties, a REIT, chair of the board of trustees of Beth Israel Deaconess Medical Center, and a director of CareGroup, Inc., the parent of six not-for-profit hospitals in Eastern Massachusetts. Mr. Melzer holds a B.A. degree in Economics from Cornell University and an M.B.A. from the Harvard Business School. Mr. Melzer's address is 61 Monmouth Street, Bookline, Massachusetts 02446.



     Mr. Melzer has been acting as an advisor to the Board in connection with the proposal made by Interpool, Inc. to acquire the Company. On October 8, 1999, the Board appointed Mr. Melzer as a director of a subsidiary of Cronos -- Cronos Containers (Cayman) Limited, to serve at the pleasure of the Board of Cronos, and, on October 21, 1999, Mr. Melzer was appointed as a non-voting member of the Transaction Committee of the Board of Cronos, whose responsibility is to oversee the Company's exploration of strategic alternatives available to the Company to enhance shareholder value.


C. CONTINUING DIRECTOR

Maurice Taylor


     Mr. Taylor is serving a two-year term expiring at the conclusion of the annual meeting for 2000, and is therefore not standing for election at this annual meeting. Mr. Taylor, age 38, based in Geneva, Switzerland, is and has been for the last five years an independent consultant in international trade finance. He serves on the boards of numerous privately-held trading companies in Europe. Mr. Taylor holds a B.A. degree in Mathematical Economics from Brown University.



D. INTEREST OF PARTICIPANTS IN THE COMPANY.



     The compensation we pay our directors is described below under "Compensation of Executive Officers-Compensation of Directors." The compensation we pay our executive officers, including Messrs. Tietz and Younger, is described below under "Compensation of Executive Officers," and the employment agreements the Company has with Messrs. Tietz and Younger are described under the section entitled "Employment Agreements" under said section. Under the section below entitled "Beneficial Stock Ownership," we list the shares of our Common Stock or options to acquire shares of our Common Stock held by our current directors and Messrs. Tietz and Younger. Mr. Melzer, one of our director nominees, owns 10,000 shares of the Company's Common Stock, which he acquired by purchase on the open market in February 1999. Our Vice President of Corporate Communications, Elinor
A. Wexler, holds options to acquire 5,400 shares of the Company's Common Stock.



     Other than as just described directly or by cross-reference to other portions of this Proxy Statement, none of the "Participants" in this proxy solicitation (which we define as the current members of our Board, our nominees for the Board, and Ms. Wexler) owns shares of our Common Stock, of record or beneficially, directly or indirectly, or has purchased or sold our Common Stock within the past two years. Other than as disclosed in this Proxy Statement, no Participant is, or was within the past year, a party to any contract, arrangement, or understanding with any person with respect to the Common Stock or outstanding options to acquire Common Stock of the Company.



     This Proxy Statement was about to go to press and be distributed to each of you when Interpool informed us that it would submit to our shareholders a competing slate of candidates for the Board. To focus on this important question, we have eliminated from this Proxy Statement two proposals that we had intended to submit to our shareholders, including a proposal to grant an option to acquire 200,000 of Common Stock to our Chief Financial Officer, Peter J. Younger, and a proposal to adopt an equity incentive plan for our non-employee directors. At the same time, we were in the process of negotiating amendments to the employment agreements of Messrs. Tietz and Younger. Should our slate of nominees be elected as directors and the Company remain independent, then the Board may submit to the shareholders in the future for their approval one or both of these proposals. Other than for any such proposal or as otherwise disclosed in this Proxy Statement, no Participant or associate of a Participant has any arrangement or understanding with any person respecting any future employment by the Company or its affiliates or any future transactions to which the Company or any of its affiliates will or may be a party.



     Other than as disclosed in this Proxy Statement, no Participant or associate of a Participant is either a party to any transaction or series of similar transactions since January 1, 1998, or has knowledge of any currently proposed transaction or series of similar transactions (i) to which the Company or any of its subsidiaries was or is to be a party, (ii) in which the amount involved exceeds $60,000, and (iii) to which any Participant or associate of a Participant had, or will have, a direct or indirect material interest.



     WHY OUR SHAREHOLDERS SHOULD ELECT OUR NOMINEES FOR DIRECTOR AND REJECT
                       INTERPOOL'S NOMINEES FOR DIRECTOR



A. INTERPOOL'S SEPTEMBER 21, 1999 MERGER PROPOSAL



     On September 21, 1999, we received an unsolicited merger proposal from the President of Interpool, Inc. ("Interpool"). Interpool is a competitor of the Company. Cronos' container fleet consists of approximately 365,000 TEUs, both owned and managed for third parties (a "TEU" is a measure used in the container industry and signifies a "twenty-foot equivalent unit," with a 20-foot container representing one TEU and a 40-foot container representing two TEUs). Interpool's fleet consists of approximately 500,000 TEUs. Whereas we concentrate primarily on the short-term and master lease market, meaning that most of our leases have terms of less than one year, Interpool concentrates on the longer-term lease market, with the bulk of its fleet of containers leased under leases of terms of three years or more.



     By its proposal, Interpool proposed a merger of Cronos with Interpool's 50%-owned Nevada subsidiary, Container Applications International, Inc. ("CAI"). Interpool proposed, subject to conditions, that the shareholders of Cronos would receive $5.00 per share in the transaction. Interpool's proposal was subject to numerous conditions, including the conduct of "confirmatory" due diligence, the absence of a material adverse effect prior to closing, the negotiation of a definitive acquisition agreement, and the obtaining of regulatory and other approvals.



     While Interpool indicated in its letter a willingness to discuss its proposal and its structure, Interpool gave us 24 hours to provide a "satisfactory response," or Interpool threatened to take its proposal "directly to [our] shareholders."



     Background of the Interpool Proposal.



     Since Mr. Tietz assumed the position of Chief Executive Office of the Company in December 1998, the only discussions that we have had with Interpool, prior to its September 21st merger proposal, concerned an acquisition by Cronos of CAI. At no point during our discussions did Interpool propose that it acquire Cronos. No agreements or understandings were reached with Interpool concerning our interest in acquiring CAI. The closest that we came was a non-binding "term sheet" prepared by Interpool in July 1999. By this term sheet, Interpool proposed that we acquire all of CAI in exchange for the issuance by Cronos of $48,000,000 of newly-authorized 6% cumulative, convertible preferred stock, and that Cronos assume CAI's subordinated indebtedness to Interpool at approximately $35 million. The preferred stock would be entitled to a 6% dividend, payable in cash or in additional shares of preferred stock, with the preferred stock convertible into shares of our Common Stock at a conversion price of $6.00 per share. We believed that the Interpool July 1999 term sheet overvalued CAI. To properly assess the value of CAI, as implied by Interpool's term sheet, we and our financial advisors, First Union Securities, Inc. ("First Union"), an affiliate of First Union National Bank, requested additional financial and other information about CAI. Interpool did not supply us with sufficient information for us to understand or justify the value Interpool was giving to CAI. In addition, we understood that restrictions imposed by Interpool on CAI's freedom to enter into leases of containers in the term-lease market (meaning leases with terms of three years or more) would also apply to us in our container business. We found that restriction unacceptable.

     The Board of Directors considered whether to continue negotiating with Interpool over an acquisition by the Company of CAI on August 4, 1999. The Board concluded, based upon Interpool's failure to provide the information we had requested, Interpool's restrictions on the leasing of containers in the term-lease market, and the pressure of other business occupying management and the Board, that the acquisition should not be pursued actively at that time.



     In connection with the discussions that occurred between Cronos and Interpool over the acquisition of CAI, we entered into a confidentiality agreement. Under the confidentiality agreement with Interpool, we both agreed to hold confidential information exchanged between us in strictest confidence, and not to use any confidential information for any purpose other than in connection with the transaction contemplated between us. In August and September of 1999, without first contacting the Board or the management of the Company, Interpool spoke to several of our shareholders, disclosed the fact that it was in discussions with Cronos about a merger of CAI and Cronos, and inquired about their willingness to sell their shares of Common Stock of the Company to Interpool. We learned of these discussions from our shareholders.



     Why the Board Rejected the Interpool Proposal.



     Promptly after we received Interpool's September 21st proposal, we instructed our financial advisors, First Union, to evaluate it. On October 4 and 8, 1999, the Board met and unanimously determined that the Interpool proposal, in its current form, be rejected as inadequate and not in the best interest of the Company and its shareholders. In reaching its conclusion to reject the Interpool proposal, the Board considered a number of factors, including the following:



          (i) The Board's knowledge of the business of the Company, its prospects, financial condition, results of operations, the interests of the Company's third-party container owners, employees, the Company's current business strategy, the nature of the container leasing business in which the Company operates, and the overall interests of Cronos' shareholders.



          (ii) The advice of First Union, financial advisors to the Company, that the Interpool proposal is inadequate from a financial point of view to the Company's shareholders (other than Interpool and its affiliates).



          (iii) The Board's view, based in part upon the advice of First Union, that a sale of the Company to Interpool at $5.00 per share would not be in the best interest of the shareholders of the Company without first exploring the strategic alternatives that are available to the Company to enhance shareholder value, including a possible sale of the Company.



          (iv) The conditional nature of the Interpool proposal, including the condition that Interpool conduct confirmatory due diligence even though Interpool has had extensive access to confidential information about Cronos.



          (v) The Board's belief that the current management of the Company, under Chief Executive Officer Dennis J. Tietz, has adopted and is implementing a sound business plan to return the Company to profitability after years of turmoil, and to sell the Company to Interpool, pursuant to the Interpool proposal, would be selling the Company just as it is returning to profitability and therefore not in the best interest of the Company's shareholders.



          (v) The Board's concern over the reaction to the prospect of Interpool's managing the Company's container fleet upon the Company's continuing relationship with its third-party container owners, several of whom have the right to terminate their management contracts with the Company if control of the Company is transferred to a party not approved by them.



     In light of the foregoing factors and the fact that the Board has instructed First Union to pursue strategic alternatives to enhance shareholder value, including a possible sale of the Company, the Board determined to reject the Interpool proposal as inadequate.

B. SUBSEQUENT EVENTS



     First Union, our financial advisor, is pursuing, on our behalf, a possible transaction involving the Company. We have entered into confidentiality agreements with several interested parties, and have supplied several interested parties with financial and other information about the Company. At this time, we are unable to determine whether any transaction will result from these discussions.



     After we rejected Interpool's September 21st proposal, Interpool communicated to us orally, followed by a written summary of terms, an alternative proposal. Interpool did not submit to us a formal written proposal, but merely a summary of its terms. Interpool proposed, by its summary, that Cronos and CAI merge, with Cronos issuing to CAI's shareholders (Interpool and Hiromitsu Ogawa, CAI's Chairman and CEO) 8,000,000 newly-issued shares of Cronos Common Stock. Subsequent to the merger, Cronos would then tender for 3,000,000 of its outstanding shares (other than those held by Interpool or Mr. Ogawa) at $5.00 per share. After the merger and the share buy-back (assuming 3,000,000 shares were repurchased), Interpool and Mr. Ogawa would own 56.7% of Cronos' outstanding shares of Common Stock, with Cronos' existing shareholders owning 43.3% of Cronos' Common Stock. Cronos, after the merger, would therefore be controlled by Interpool, with Interpool's Chairman, Martin Tuchman, named Chairman of Cronos, and a majority of the Board of Directors of Cronos designated by Interpool and Mr. Ogawa. Under the summary provided by Interpool to the Company, Interpool's restrictions on CAI's ability to freely lease containers in the term-lease market would remain in effect and apply to Cronos.



     The Board, based in part upon the advice of First Union, elected not to pursue the Interpool proposal, not only because no definitive proposal was made by Interpool, but also, and more importantly, because the proposal, albeit sketchy, appeared less attractive to the Company and its shareholders than Interpool's September 21st proposal. The revised Interpool proposal would not only continue to under-value Cronos, but it would also provide even less liquidity to the shareholders of Cronos than the original Interpool proposal.



     In response to Interpool's October "summary of terms" proposal, the Board met and authorized First Union to convey to Interpool a counter summary proposal similar to the proposal that had been discussed by the parties in August 1999. Under this proposal, Cronos would acquire CAI for Common Stock of Cronos which, when issued, would equal 45% of the issued and outstanding Common Stock of the Company. There would be no self-tender following the transaction for the outstanding shares of Common Stock of the Company. After the acquisition, Cronos would be governed by an independent Board of Directors, made up of a majority of continuing directors from Cronos' Board, with Interpool and CAI each having the right to designate a representative on the Board. Cronos' existing Chief Executive Officer (Mr. Tietz) and Chief Financial Officer (Mr. Younger) would continue in these positions. Cronos would not be restricted from entering into long-term leases. Both Interpool and CAI would enter into a ten-year standstill agreement with Cronos, which would limit their ability to acquire additional shares of the Company, commence proxy contests, limit how they could dispose of their shares, and specify the number of seats on the Board they could designate. First Union conveyed this summary proposal to Interpool in late October; Interpool rejected it.



     At the present time, Interpool is considering whether to sign a confidentiality agreement with the Company so that it may review the same financial and other information we have provided to other interested parties who have signed a confidentiality agreement.



C. OUR ADOPTION OF A SHAREHOLDER RIGHTS PLAN



     On October 25, 1999, we adopted a shareholder rights plan, commonly referred to as a "poison pill." We adopted the plan to prevent take-over attempts of the Company, including any such attempt by Interpool, made without the approval of the Board. We do not intend the plan to prevent or deter fair offers for our common shares, but to provide the Board with more time to fully consider any unsolicited take-over bid for the Company without undue pressure, and to allow the Board to pursue the orderly process it has commenced, with the assistance of First Union, to consider all strategic alternatives available to the Company to enhance shareholder value.

     Under the plan, we distributed to each of our shareholders one common stock purchase right for each outstanding share of our Common Stock. The distribution of rights was made to our shareholders of record as of the close of business on October 25, 1999. Under the plan, the rights will be exercisable only if triggered by a person's or group's acquisition of 20% or more of the Company's Common Stock. If triggered, each right, other than rights held by the acquiring person or group, would entitle its holder to purchase a specified number of the Company's common shares for 50% of their market value at that time. In no event, however, will shares be issued upon exercise of rights to acquire the Company's common shares for a price less than the par value (currently $2.00) per common share. The plan also applies in certain mergers or other business combinations, in which event the rights would entitle our shareholders, upon exercise, to acquire common shares of the acquiring company (or, in certain circumstances, its parent) having a value equal to two times the aggregate exercise price of the rights. Unless a 20% acquisition has occurred, the rights may be redeemed by the Company at any time prior to the termination date of the plan. The rights will expire on October 28, 2009.



     This right to purchase our Common Stock at a discount will not be triggered by a person's or group's acquisition of 20% or more of our Common Stock pursuant to a tender or exchange offer which is for all outstanding shares at a price and on terms that Cronos' Board of Directors determines (prior to acquisition) to be adequate and in the best interest of the Company and its shareholders.



     Initially, the rights will be attached to and trade with all certificates representing our shares of Common Stock. Only upon a triggering of the rights will separate certificates representing the rights be distributed.



D. WHY YOU SHOULD VOTE FOR OUR NOMINEES FOR DIRECTOR AND NOT INTERPOOL'S



     Unsolicited and without any prior discussion or negotiation, Interpool made its proposal to buy the Company on September 21st, demanding a response within 24 hours. It has now launched a proxy contest pursuant to which it is proposing to submit to you a competing slate of directors, whose sole function will be to sell the Company to Interpool at $5.00 per share. Evaluating and responding to the Interpool proposal and conducting this proxy contest has cost and will cost this Company substantial monies, monies it can ill afford. (Interpool's expenses will also be substantial, and it has informed us of its intention to seek reimbursement of these expenses from the Company!).



     Interpool well understands the progress Cronos has made. That is why it is seeking to buy the Company, just as we are making tangible progress with our turnaround. Since Mr. Tietz assumed the position of CEO of this Company, the Board and the management of Cronos have striven, with success, to return your Company to professional management and to profitability. These steps include the following:



     - The Board now consists of four Directors, Mr. Tietz and three independent directors, Maurice Taylor, Charles Tharp, and Nick Walker. At our annual meeting, we are also proposing that you elect Peter J. Younger, Chief Financial Officer of the Company, as a director, and Robert M. Melzer as an additional outside director.



     - For the first nine months of 1998, Cronos reported a net loss of $4.2 million or $0.47 per common share. For the first nine months of 1999, we reversed the Company's net loss, reporting a net profit of $1.1 million, of which $1 million related to non-operating activities.



     - Prior to Mr. Tietz' appointment as Chief Executive Officer of Cronos some twelve months ago, the Company's administrative expenses were running at approximately $21.2 million annually. Through officer and other overhead reductions, Cronos' annual administrative expenses have been reduced by approximately $5 million, or 23% of last year's level.



     - As part of the Company's reorganization plan, senior management carefully analyzed its staffing needs and concluded that we could run the business more efficiently with fewer staff. We have reduced the number of employees of Cronos from 128 to 100 worldwide, including the elimination of six officer positions, at an estimated annual saving of $1.7 million.



     - Cronos has a three-story, 22,000 square foot facility located in Windsor, England. Having concluded that we no longer need to own this building, we have put it on the market and expect to realize from

       $10.7 million to $11.7 million from its sale, on which we anticipate reporting a gain for accounting purposes of from $1.2 million to $2.2 million.



     - Less than 12 months ago, Cronos was teetering on the brink of insolvency, having failed to pay, when due, over $57.3 million of its indebtedness. Today, after a $50 million refinancing of our debt, which closed in August of 1999, Cronos is in compliance with all of its debt covenants. Our debt-to-equity ratio of two to one is the lowest it has been in two years, and is less than the industry average.



     - As a result of the August refinancing, Cronos' annual interest savings should be approximately $1.4 million per year.



     - Since April of 1999, the Company has negotiated over $21 million in new financing, which was used to purchase approximately 16,000 TEU (twenty-foot equivalent units) of new equipment. This investment of capital by third parties sends a clear signal of support for the policies and objectives of the Company's new management team.



     - While the market for leased containers remains weak, Cronos have increased the percentage of its container fleet on lease (referred to in the industry as "utilization") from 72.6% at March 31, 1999 to 79% as of November 30, 1999.



     - The Company's auditors' opinions on its 1997 and 1998 financial statements contained a "going concern" opinion (raising substantial doubt about our ability to continue in business), which adversely affected our credit standing and business prospects. As a result of our refinancing and the other steps that we have taken, we anticipate receiving a clean auditors' opinion on our 1999 financial statements.



     - Subject to the shareholders' approval, we have retained Deloitte & Touche SA, a "Big-Five" accounting firm, for our 1999 audit. While our current auditors, Moore Stephens, have served us well these past three years, the engagement of Deloitte & Touche is a further indication that Cronos has put behind it the management turmoil that beset the Company over the past few years.



     - On November 15th of this year, we settled the SEC investigation that was triggered by the actions of former management. The company consented to the entry of a cease-and-desist order, agreeing not to engage in future violations of certain provisions of the securities laws administered by the SEC. No fine or penalty was assessed against the Company. The conclusion of this investigation should provide additional reassurance to our lenders, investors, shareholders, customers, and employees that Cronos is returning to stability and sound corporate governance.



     In light of these very real and positive steps, now is not the time to sell this Company to Interpool, or to anyone else, for $5.00 per share. We believe that the steps that we have taken, and the results we have achieved, deserve your support, and we ask for your patience as we, with our advisors, take the time to adopt the right future course of action for this Company.



E. WHY YOU SHOULD NOT VOTE FOR INTERPOOL'S SLATE OF NOMINEES FOR DIRECTOR



     The reasons stated above should give you ample cause to vote for our slate of nominees for director. The following are the reasons why you should not vote for Interpool's slate of nominees for director:



     - Even if you believed that $5.00 per share was an attractive price at which to sell this Company, the last people you should entrust to negotiate the terms of the sale are Interpool's paid agents. Interpool's nominees cannot serve two masters, and the master of Interpool's nominees is Interpool, not you.



     - As far as we can determine, none of Interpool's nominees for director has a single day's experience in the container leasing or shipping industry.



     - Interpool's offer is conditional, subject, among other things, to "confirmatory" due diligence. You should know that the last time Interpool conducted "confirmatory" due diligence on this Company (in
       1997), it reduced the price it was willing to pay for the Company by $5.00 per share.



     - Interpool's interest is not the same as yours as shareholders of the Company. Interpool owns only 100 shares of our Common Stock, which it purchased three months ago, on September 17, 1999, for

       $375. In June of this year, our lending banks sold, in a publicly noticed auction, over 1,400,000 shares of our Common Stock at $3.80 per share. Interpool bought none of our shares in that sale.



     THE BOARD AND THE MANAGEMENT OF CRONOS URGE YOU TO VOTE FOR ALL FIVE OF OUR NOMINEES TO THE BOARD.



                                 PROPOSAL NO. 2


                       APPROVAL OF 1999 STOCK OPTION PLAN


     At the annual meeting, you will be asked to approve the Company's 1999 Stock Option Plan (the "Stock Option Plan"), which was approved by the Board of Directors on June 3, 1999. The Stock Option Plan is the successor to the Company's Management Equity Investment Plan ("MEIP"). See our discussion of the MEIP under "Report on Executive Compensation" below. The text of the proposed Stock Option Plan is included in this Proxy Statement as Appendix A.



     Regardless of the outcome of the contest for election of directors of the Company, we believe it important that we provide to our key employees an incentive to return this Company to profitability and to build and enhance its share of the container leasing market. It is for this reason that we are submitting to you the Stock Option Plan. Our current MEIP is outdated, and the options granted thereunder to our employees are at exercise prices far in excess of the current market price of our shares. The Company cannot continue to be successful without motivated employees.


     WE RECOMMEND THAT YOU VOTE FOR APPROVAL OF THE STOCK OPTION PLAN.


     VOTE REQUIRED. If the holders of a majority of the shares of Common Stock present in person or represented by proxy and voting at the annual meeting vote for the Company's Stock Option Plan, the Stock Option Plan will be approved.


     SUMMARY OF THE STOCK OPTION PLAN. The following is a summary of the Stock Option Plan and should be read together with the full text of the plan:

PURPOSE AND ELIGIBILITY.......   The purposes of the Stock Option Plan are to
                                 attract, motivate and retain key employees, to compensate them for their contributions to our growth and profits and to encourage them to own the Company's Common Stock.

SHARES AVAILABLE..............   A total of 500,000 shares of Common Stock are
                                 authorized for issuance under the Stock Option
                                 Plan. We will adjust the number of shares available for issuance under the Stock Option
                                 Plan if there are changes from any split-up, combination or exchange of shares, consolidation, spin-off or recapitalization of shares or any like capital adjustment or the payment of any stock dividend.


INDIVIDUAL EMPLOYEE LIMIT.....   The aggregate number of stock options that may
                                 be awarded to any eligible employee over the term of the Plan is limited to 80,000 shares.


ADMINISTRATION................   The Compensation Committee of the Board of
                                 Directors will administer the Stock Option
                                 Plan, select participants from among eligible employees, and determine the form, terms and conditions of awards.

AWARDS........................   The Stock Option Plan authorizes the grant of
                                 incentive stock options and nonqualified stock options.

                                 Generally, an option will become exercisable over a period of four years, with one-fourth
                                 ( 1/4) of the shares subject to option
                                 exercisable on or after each of the first four anniversaries of the date of grant, conditional upon the participant's continued employment by the Company.

                                 In the event of a merger or the sale of
                                 substantially all of the assets of the Company, each outstanding option will be assumed or an equivalent option will be substituted by the successor company. In the event that the successor company does not agree to assume the option or to substitute an equivalent option or right, the Compensation Committee will provide the employee with the right to exercise the option as to all of the optioned shares, including shares as to which it would not otherwise be exercisable. If a participant in the Stock Option Plan resigns from the Company or is terminated by the Company (other than for cause) within twelve (12) months following a "change in control" (as defined in Section 9 of the Plan), then any option granted to the participant shall fully vest.


TERMINATION...................   The Stock Option Plan terminates on December
                                 31, 2002. No awards will be made after December
                                 31, 2002.

STOCK OPTIONS.................   Stock options may be either nonqualified or
                                 incentive stock options. The exercise price of an incentive stock option will be determined by the Compensation Committee, but will not be less than 100% of the fair market value of the shares at the time such option is granted. Fair market value means the closing sales price of the Common Stock on the NASDAQ National Market
                                 (or other market on which our Common Stock is traded). The exercise price at which shares may be purchased upon exercise of a nonqualified stock option will also not be less than 100% of the fair market value of the shares, but the Compensation Committee has the discretion to determine the date at which or the period of time over which the fair market value of the shares subject to the option will be determined.

                                 The exercise price of a stock option may be paid in cash or previously owned stock or both.

                                 The Compensation Committee will set the term of each option, but no incentive stock option will be exercisable more than 10 years after the date such option is granted and, to the extent the aggregate fair market value of Common Stock with respect to which incentive stock options granted to a particular employee become exercisable for the first time during any calendar year exceeds $100,000, such options shall be treated as a nonqualified stock option.

AMENDMENT.....................   We may amend or terminate the Stock Option Plan
                                 at any time. However, we must obtain
                                 stockholder approval:


                                 - to increase the maximum number of shares
                                   issuable in the aggregate or to any one
                                   individual,



                                 - to modify the formula for determining the
                                   exercise price of options granted under the Stock Option Plan so as to reduce the exercise price of options to less than 100% of the fair market value of the shares, or


                                 - if such approval is required to comply with
                                   Section 422 of the Internal Revenue Code with respect to incentive stock options or for purposes of Section 162(m) of the Internal Revenue Code.

     PLAN BENEFITS. As of the date of this Proxy Statement, we have made no awards under the Stock Option Plan. It is not possible at this time to determine the benefits or amounts that will be received by any particular employee or group of employees at the Company.



     LUXEMBOURG TAX CONSEQUENCES. Under Luxembourg law, the Company generally will be obligated to pay a 1% capital duty on the higher of (i) the exercise price of the shares purchased by employees under the Stock Option Plan, (ii) the par value of the shares ($2 per share), or (iii) the fair market value of the shares purchased as of the date of exercise. As a Luxembourg holding company, the Company also pays a tax of 0.2% on its "capital," defined as the average aggregate market value of its outstanding shares of Common Stock for the year. Shares issued pursuant to the exercise of options under the Stock Option Plan will therefore increase the capital base on which this tax is assessed. The Company will not otherwise be subject to any Luxembourg tax on the grant or exercise of options granted under the Stock Option Plan, or on the disposal of shares acquired under the Plan, nor will the Company be entitled to any deduction under Luxembourg law with respect to the grant or exercise of options.


     FEDERAL INCOME TAX CONSEQUENCES. The Company is a Luxembourg holding company that conducts its container leasing business through subsidiaries of the Company. The following summarizes the United States federal income tax consequences of issuing and exercising stock options under the Stock Option Plan with respect to grants made to employees of the Company's primary United States operating subsidiary, Cronos Capital Corp. ("CCC"):

NONQUALIFIED STOCK OPTIONS....   The grant of a nonqualified stock option has no
                                 immediate federal income tax effect: the employee will not recognize taxable income and CCC will not receive a tax deduction.

                                 When the employee exercises the option, the employee will recognize ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the exercise price. CCC is required to withhold tax on the amount of income recognized. CCC will also have the right to require the employee to remit such tax to CCC. CCC will receive a tax deduction equal to the amount of income recognized by CCC's employee in respect of the options exercised.

                                 When the employee sells Common Stock acquired from exercising a nonqualified stock option, any gain or loss will be taxed as a capital gain or loss (long-term or short-term, depending on how long the shares have been held). Certain additional rules apply if the exercise price for an option is paid in shares previously owned by the employee.

INCENTIVE STOCK OPTIONS.......   When an employee is granted an incentive stock
                                 option, or when the employee exercises the option, the employee will generally not recognize taxable income (except for purposes of the alternative minimum tax) and CCC will not receive a tax deduction.

                                 If the employee holds the shares of Common
                                 Stock for at least two years from the date of grant, and one year after the date of exercise, then any gain or loss will be treated as long-term capital gain or loss. If, however, the shares are disposed of during this period, the option will be treated as a nonqualified stock option. CCC will only receive a tax deduction if the shares are disposed of during this period. The deduction will be equal to the amount of taxable income the employee recognizes.

     This is only a summary of the federal income tax consequences of the grant and exercise of options under the Stock Option Plan to employees of the Company's United States operating subsidiary, CCC. It is not a complete statement of all tax consequences. In particular, we have not discussed the income tax laws of any city, state or foreign country where a participant resides or is taxable.



                                 PROPOSAL NO. 3



         APPOINTMENT OF DELOITTE & TOUCHE S.A. AS INDEPENDENT AUDITORS



     For the past three years, Moore Stephens, S.a.r.I. ("Moore Stephens"), has served as the Company's independent auditors and has provided the Company with competent and valued audit and accounting services. However, the Board has selected Deloitte & Touche S.A. ("Deloitte & Touche") as the Company's independent auditors for the fiscal year ending December 31, 1999. The Board has selected Deloitte & Touche in view of the global reach of the Company's business and the services that Deloitte & Touche can render to the Company, and not as the result of any disagreement or displeasure with Moore Stephens. The Company elected to replace Moore Stephens on August 13, 1999, and appointed Deloitte & Touche as its auditors, subject to shareholder approval, on August 16, 1999.


     The decision to change auditors was made by the Board of Directors of the Company. The Board has an Audit Committee of two members. At the Board meeting at which the decision was made to change auditors, the member of the Audit Committee who was present and participated in the meeting concurred in the decision to change auditors. The other member of the Audit Committee was not present at the meeting of the Board and did not participate in the decision.

     In the audit report on the Company's 1998 Consolidated Financial Statements, Moore Stephens drew attention to the fact that the Company was negotiating the refinancing of certain loans. Moore Stephens advised that these conditions raised substantial doubt that the Company would be able to continue as a going concern.

     In the audit report on the Company's 1997 Consolidated Financial Statements, Moore Stephens drew attention to the fact that the Company was negotiating the refinancing of certain loans and was not in compliance with the terms of an escrow agreement. Moore Stephens advised that this and other factors raised substantial doubt that the Company would be able to continue as a going concern.

     In addition, Moore Stephens drew attention to certain notes to the Company's 1998 and 1997 Consolidated Financial Statements relating to financing and recomposition expenses, items affecting fourth quarter results of operations, commitments and contingencies and related party transactions. Moore Stephens advised that allegations had been made which could result in the Company becoming a defendant in lawsuits alleging various financial improprieties in the operation of certain third party Austrian investment entities and their sponsoring companies.

     During the Company's two most recent fiscal years, December 31, 1998 and 1997, and the subsequent interim period preceding the Board's decision to replace Moore Stephens, there were no disagreements between Moore Stephens and the Company regarding any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which would have caused Moore Stephens to make reference to the subject matter of the disagreement in connection with its report on the Company's financial statements.

     During the Company's two most recent fiscal years, December 31, 1998 and 1997, internal controls existed to the extent that Moore Stephens was not required to advise the Company that the internal controls necessary for the Company to develop reliable financial statements did not exist. No information came to Moore Stephens' attention that led it to no longer be able to rely on management's representations, or unwilling to associate with the Company's financial statements.

     During the Company's two most recent fiscal years, December 31, 1998 and 1997, and any subsequent interim period preceding the Board's decision to replace Moore Stephens, Moore Stephens has advised the Company that there has been no need to expand the scope of its audit, or that information has come to its attention that if further investigated, would materially impact the fairness or reliability of a previously issued audit report or the underlying financial statements; or cause Moore Stephens to be unwilling to rely on the representations of the Company's management or be associated with the Company's financial statements.

     During the Company's two most recent fiscal years, December 31, 1998 and 1997 and the subsequent period prior to the Board's decision to engage Deloitte & Touche, the Company had no consultations with Deloitte & Touche regarding the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements. No written reports or oral advice were provided to the Company that Deloitte & Touche concluded was an important factor considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue. In addition, there were no matters that were either the subject of disagreement or a reportable event.

     WE RECOMMEND THAT YOU VOTE FOR THE APPOINTMENT OF DELOITTE & TOUCHE AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE CURRENT YEAR AND TO AUTHORIZE THE BOARD OF DIRECTORS TO FIX THE COMPENSATION PAYABLE TO THE INDEPENDENT AUDITORS. In the event that ratification of the Board's selection of auditors is not approved by a majority of the shares of Common Stock voting thereon, then management will review its selection of auditors.

     Representatives of Moore Stephens, the Company's auditors for 1998, and Deloitte & Touche are expected to be present at the annual meeting and will have an opportunity to make a statement if they so desire. The representatives will also be available to respond to appropriate questions from the shareholders.


                              PROPOSAL NOS. 4 - 7


                        PROPOSALS FOR SUBMISSION TO THE
                       SHAREHOLDERS UNDER LUXEMBOURG LAW

     The Board will submit to the shareholders at the annual meeting for their consideration and approval the following matters as required by Luxembourg's Company Law:


     4. A proposal to approve the reports of the Company's independent auditors and Board of Directors on the Company's financial statements for the year ended December 31, 1998;



     5. A proposal to approve the Company's consolidated and unconsolidated financial statements for the year ended December 31, 1998;



     6. A proposal to discharge the following individuals of the Company from the execution of their mandate as directors for the year ended December 31, 1998:



          Ernst-Otto Nedelmann


          Maurice Taylor



     7. A proposal to approve the allocation of the profit/loss reported by the Company for the year ended December 31, 1998.


     WE RECOMMEND THAT YOU VOTE FOR APPROVAL OF EACH OF THE FOREGOING FOUR PROPOSALS.


     On November 2, 1999, we transmitted to each of our shareholders of record our annual report for 1998, which included the Company's consolidated financial statements and our auditor's report thereon for the year ended December 31, 1998. We also included with the annual report Cronos' financial statements and auditor's report thereon for the year ended December 31, 1998, on an unconsolidated basis.



     If the shareholders approve the proposal to release Messrs. Nedelmann and Taylor from the execution of their mandate as directors of the Company for 1998 then, under Luxembourg law, neither director could be held liable for his conduct as a director of the Company for 1998. The proposal to release directors Nedelmann and Taylor from their mandate for 1998 is valid only if the Company's balance sheet at December 31, 1998 contains no omission or false information concealing the true situation of the Company, and, with regard to any act carried out which falls outside the scope of the Company's Articles of Incorporation, only if such matter has been specifically indicated in the notice of meeting. The Board is not aware of any such ground for the invalidity of the discharge of directors requested herein.

                      COMMITTEES OF THE BOARD OF DIRECTORS


     The Board has established Audit, Compensation, Special Litigation, and Transaction Committees. No director attended fewer than 75% of the aggregate number of meetings of the Board and of the committee(s) on which he served while he was in office.



     The Audit Committee consists of Directors Taylor and Walker. The Audit Committee has general oversight responsibility with respect to the Company's financial reporting, reviews the results and scope of the audit and other services provided by the Company's independent auditors, and is responsible for recommending to the Board the appointment of the Company's independent auditors.



     The Compensation Committee is comprised of Messrs. Tharp, Walker, and Taylor. The Compensation Committee is responsible for establishing and supervising the compensation and benefit plans for the officers and key employees of the Company.



     The Special Litigation Committee is comprised of Messrs. Taylor, Walker, and Tharp. This Committee has been established to review transactions between the Company and present and former management to determine if management engaged in any misfeasance or improper self dealing. The Committee is also responsible for supervising the Company's efforts to recover the indebtedness owed to the Company by its former Chairman, Stefan M. Palatin.



     The Transaction Committee was organized on October 8, 1999 to supervise the efforts of the Board, working in conjunction with counsel and the Company's financial advisors, First Union Securities, Inc., to pursue strategic alternatives to enhance shareholder value, and to oversee discussions between Cronos and Interpool, Inc. It consists of the entire Board, with Mr. Walker as its Chair, and it includes Mr. Melzer, our director nominee, as a non-voting member thereof.


                       COMPENSATION OF EXECUTIVE OFFICERS

     The following tables provide information as to compensation for services of the executive officers of the Company and of its operating subsidiaries who had the highest combination of salary and bonus in 1998.

                           SUMMARY COMPENSATION TABLE


                                                                                  LONG-TERM
                                                                             COMPENSATION AWARDS
                                            ANNUAL COMPENSATION             ----------------------
                                    ------------------------------------    SECURITIES
                                                                  OTHER     UNDERLYING      ALL
                                                                  ANNUAL     OPTIONS/      OTHER
                                            SALARY      BONUS     COMP.        SARS       COMP.(1)
   NAME AND PRINCIPAL POSITION      YEAR      ($)        ($)       ($)         (#)          ($)
   ---------------------------      ----    -------    -------    ------    ----------    --------
CURRENT OFFICERS:
Dennis J. Tietz(2)................  1998    237,824     71,435    27,790     300,000       5,000
  Chief Executive Officer           1997    232,250     59,774     7,220          --       5,000
                                    1996    246,324     79,873     9,308          --       5,000
Peter J. Younger(3)...............  1998    205,352     61,443    10,614          --          --
  Chief Financial Officer           1997    177,963     43,290     9,688          --          --
                                    1996    124,233    105,693     8,919          --          --


---------------
(1) This column represents retirement plan contributions made by the Company on behalf of the named officer.

(2) Mr. Tietz was elected Chief Executive Officer of the Company on December 11, 1998, and Chairman of the Board on March 30, 1999. The compensation reflected in the table for Mr. Tietz prior to his election as Chief Executive Officer represents his compensation as President of Cronos Capital Corp., a subsidiary of the Company.

(3) Mr. Younger was elected Chief Financial Officer of the Company in March 1997. The compensation in the table for Mr. Younger for periods prior to his election as Chief Financial Officer represents his compensation as Vice President and Controller of the Company.

                                                                                 LONG-TERM
                                                                            COMPENSATION AWARDS
                                           ANNUAL COMPENSATION             ----------------------
                                   ------------------------------------    SECURITIES
                                                                 OTHER     UNDERLYING      ALL
                                                                 ANNUAL     OPTIONS/      OTHER
                                           SALARY      BONUS     COMP.        SARS       COMP.(1)
   NAME AND PRINCIPAL POSITION     YEAR      ($)        ($)       ($)         (#)          ($)
   ---------------------------     ----    -------    -------    ------    ----------    --------
FORMER OFFICERS:
Rudolf J. Weissenberger(2).......  1998    330,821         --     9,805          --           --
  Former Chief                     1997         --         --        --          --           --
  Executive Officer                1996         --         --        --          --           --
Stefan M. Palatin(3).............  1998    237,500     74,944    10,585          --           --
  Former Chief                     1997    353,075     90,866    19,694          --           --
  Executive Officer                1996    342,786    300,709    18,687          --           --
Eivind A. Eriksen(4).............  1998    290,818     87,038    18,003          --           --
  Former Chief                     1997    278,443     67,291    18,141          --           --
  Operating Officer                1996    223,881    124,921    16,895          --           --
Stephen J. Brocato(5)............  1998    265,168     73,644    12,067          --           --
  Former President of              1997    184,414     44,854    15,288          --           --
  Cronos Containers Limited        1996    119,975    103,433    14,319          --           --


---------------
(1) This column represents retirement plan contributions made by the Company on behalf of the named officer.

(2) Mr. Weissenberger served as acting Chief Executive Officer of the Company from May 20, 1998 until December 11, 1998, when he resigned.

(3) Mr. Palatin served as Chief Executive Officer of the Company through June 8, 1998.

(4) Mr. Eriksen served as Chief Operating Officer of the Company from August 14, 1995 to December 31, 1998, when he resigned.

(5) Mr. Brocato served as President of Cronos Containers Limited, an operating subsidiary of the Company, from June 1, 1997 until March 31, 1999, when he resigned.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                     OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                -------------------------------------------------------------------------------
                                                  INDIVIDUAL GRANTS
                                ------------------------------------------------------    POTENTIAL REALIZABLE
                                                % OF TOTAL                                 VALUE AND ASSESSED
                                 NUMBER OF     OPTIONS/SARS                              ANNUAL RATES OF STOCK
                                 SECURITIES     GRANTED TO                               PRICE APPRECIATION FOR
                                 UNDERLYING     EMPLOYEES     EXERCISE OR                     OPTION TERM
                                OPTIONS/SARS    IN FISCAL     BASE PRICE    EXPIRATION   ----------------------
             NAME                GRANTED(#)        YEAR        ($/SHARE)       DATE        5%($)       10%($)
             ----               ------------   ------------   -----------   ----------   ---------    ---------
Dennis J. Tietz...............    300,000          100%          4.375        12/08       131,250      262,500
Peter J. Younger..............         --           --              --           --            --           --
Rudolph J. Weissenberger......         --           --              --           --            --           --
Stefan M. Palatin.............         --           --              --           --            --           --
Eivind A. Eriksen.............         --           --              --           --            --           --
Stephen J. Brocato............         --           --              --           --            --           --


     The option granted to Mr. Tietz to purchase 300,000 shares of Common Stock of the Company was granted to him at the time he was hired by the Board as Chief Executive Officer, on December 11, 1998. The option grants Mr. Tietz the right to purchase up to 300,000 shares of the Company's Common Stock at an exercise price of $4.375 per share, the closing price of the Common Stock of the Company on December 11, 1998. The term of Mr. Tietz' option is ten years, and may be exercised, in whole or in part, at any time from the date of grant. Payment for the shares under option is to be by cash, the surrender of shares of Company Common Stock already owned by Mr. Tietz (valued at their fair market value on the date of surrender), or an alternate form of payment as may be approved by the Compensation Committee. The number and price of the shares subject to option will be adjusted in the event of any stock split, declaration of a stock dividend, or like changes in the capital stock of the Company. The option is not transferable other than by will or the laws of descent and distribution. Mr. Tietz has no rights as a shareholder of the Company until such time as he purchases shares under the option.


     The last two columns of the table above, the potential realizable value of Mr. Tietz' stock option grant, has been calculated under the assumption that the market price of the Company's Common Stock will appreciate in value from the date of grant to the end of the term of Mr. Tietz' option (December 10, 2008) at either 5% per annum or 10% per annum. The actual value, if any, realized by Mr. Tietz on the exercise of his option will depend on the excess of the fair market value of the Company's Common Stock over the exercise price on the date the option is exercised, and may be substantially different from the figures assumed for purposes of preparing the table.



              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR

                       AND FISCAL YEAR-END OPTION VALUES

                                                                  NUMBER OF                     VALUE OF
                                                            SECURITIES UNDERLYING              UNEXERCISED
                                    SHARES                       UNEXERCISED                  IN-THE-MONEY
                                   ACQUIRED                  AT FISCAL YEAR-END            AT FISCAL YEAR-END
                                      ON       VALUE     ---------------------------   ---------------------------
              NAME                 EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
              ----                 --------   --------   -----------   -------------   -----------   -------------
Dennis J. Tietz..................     --         --        321,600          --             --             --
Peter J. Younger.................     --         --         10,800          --             --             --
Rudolf J. Weissenberger..........     --         --             --          --             --             --
Stefan M. Palatin................     --         --             --          --             --             --
Eivind A. Eriksen................     --         --             --          --             --             --
Stephen J. Brocato...............     --         --         10,800          --             --             --

A. COMPENSATION OF DIRECTORS.

     Each outside director received an annual fee of $25,000 for services as a director during 1998 and $6,000 for each board meeting attended ($1,000 for attendance by conference telephone). All directors receive reimbursement for travel and other expenses directly related to their activities as directors. The Board has revised the fees payable to outside directors for attendance at meetings to $3,000 per meeting ($1,000 for participation by conference telephone). Outside directors will also receive $1,500 per calendar quarter for serving on a committee of the Board (but in no event will payment be made for participating on more than two committees of the Board). These revisions will be effective from and after the annual meeting of shareholders.


     S. Nicholas Walker was appointed by the Board to fill the vacancy created by Ernst-Otto Nedelmann's resignation on October 4, 1999. Both Mr. Walker and Robert M. Melzer, a nominee for the Board, have participated in the meetings of the Board since the Board resolved on August 4, 1999 to nominate them to serve as outside directors. With the making of Interpool's proposal to acquire Cronos on September 21, 1999, the amount of time and attention required of the Board to devote to the business of Cronos has increased substantially. Effective September 25, 1999, the Board appointed Messrs. Walker and Melzer as advisors to assist the Board in reviewing and responding to the Interpool proposal and to consider, with the Board's legal and financial advisors, strategic alternatives to enhance shareholder value. In addition, on October 8, 1999, the Board appointed Mr. Melzer as a non-employee director of Cronos' subsidiary, Cronos Containers (Cayman) Limited, and on October 21, 1999, the Board appointed Mr. Melzer as a non-voting member of the Transaction Committee of the Board. For the balance of 1999, Mr. Melzer will receive $10,000 for his service as a director of this subsidiary. In addition to their compensation as set forth above, each of the directors of the Company (other than Mr. Tietz), for his service on the Transaction Committee, will be paid, through December 31, 1999, $30,000, and Mr. Melzer, as a non-voting member of the Transaction Committee, will be paid $20,000.



     SAR Grant. On August 4, 1999, the Board approved, subject to shareholder approval, a Non-Employee Directors' Equity Plan. This Plan provided a mechanism by which outside directors could defer their compensation as directors and invest the amount of the deferred compensation in Common Stock of the

Company, and provided for the grant of nonqualified stock options to our outside directors. In light of the Interpool proposal, this plan has been withdrawn. In lieu thereof, on October 13, 1999, the Board approved the grant to each existing non-employee director of the Company, and to Mr. Melzer, stock appreciation rights ("SARs") on 15,000 "share units," with a grant price of $4.094, the closing price of Company's Common Stock on August 4, 1999. A "share unit" is defined as the equivalent of one share of Common Stock of the Company. As of the date of the award of the SARs to the outside directors, October 13, 1999, the closing price of the Company's Common Stock was $4.875 per share. The share units vest over a period of three years, with one-third of the share units vesting on each of the first three anniversaries of the date of grant, October 13, 1999, or seven days before the next scheduled annual meeting of shareholders for that year, whichever date first occurs. If a grantee of share units resigns from the Company or is terminated (other than for cause) by the Company within twelve months following a "change in control," then the share units become fully exercisable, at any time within 90 days after the date of such resignation or termination (if not exercised within said time period, then the share units lapse and terminate). The share units similarly vest in the event that a grantee is terminated by the Company without cause, or upon a grantee's permanent disability or death. A "change in control" is defined to include the acquisition by any person or related group of persons of 20% or more of the Common Stock of the Company. The share units are also fully exercisable upon any merger of the Company with another corporation or the sale of substantially all of the assets of the Company.



     The share units may be redeemed only for cash, not for shares of Common Stock of the Company. A grantee is entitled to an "award payment" at the time of exercise of share units, equal to the excess if any, of the fair market value of a share of Common Stock on the date of exercise over the grant price, multiplied by the number of exercised share units. The number of share units is subject to adjustment in the event of any subdivision of the outstanding shares of the Common Stock of the Company, the declaration a dividend payable in Common Stock of the Company, or like events. In all events, the share units may not be exercised beyond October 12, 2009. The grant of share units to an outside director does not entitle the director to any rights as a shareholder of the Company.


B. EMPLOYMENT AGREEMENTS


     CURRENT OFFICERS. Both Messrs. Tietz and Younger entered into Employment Agreements with the Company in 1998. The following are summaries of each Employment Agreement, as currently in effect.


     Dennis J. Tietz. The Company and Mr. Tietz entered into an Employment Agreement, effective December 11, 1998 (the "Agreement"). The initial term of the Agreement is until December 31, 2000. The Company may elect to renew the term for additional one-year terms, subject to the agreement of Mr. Tietz. The Company may at any time discharge Mr. Tietz from active service, without advance notice, by providing a notice of termination. Mr. Tietz may terminate the Agreement at any time upon the occurrence of certain events, such as a change in his duties or position. The Company will pay Mr. Tietz a base salary ("Base Salary") of $235,000 a year, increased, effective as of January 1, 1999, to $300,000 a year, payable in monthly installments. The Base Salary may be increased in the discretion of the Board of Directors. In any event, Mr. Tietz' Base Salary for the year 2000 and for each year thereafter shall be increased by a minimum amount equal to the increase in the consumer price index.


     Mr. Tietz will receive bonus compensation at such times, and in such amounts, as the Board of Directors may determine. In view of Mr. Tietz' role in the continued management of the U.S. container limited partnerships sponsored by Cronos Capital Corp., a subsidiary of the company (Mr. Tietz remains President of CCC), Mr. Tietz is also entitled under the Agreement to receive from CCC three per cent of the fees and distributions payable by the partnerships to CCC. Mr. Tietz is entitled to participate in any future share option plans or award of options or restricted shares, as may be implemented by the Company. Mr. Tietz receives additional benefits, including an automobile.


     If, at any time, Mr. Tietz' employment is terminated for an event or events as defined in the Agreement, then Mr. Tietz will be entitled to a severance payment (the "Severance Payment") from the Company. (The event or events as defined in the Agreement are as follows: (a) the Company terminates Mr. Tietz' employment without "Cause", (b) Mr. Tietz terminates his employment with the Company "For Good

Reason," and (c) Mr. Tietz resigns following a "Change of Control"). The Severance Payment will be made in lump sum within thirty days of Mr. Tietz' last day of active service. It will comprise all accrued obligations plus the sum of annual salary and a bonus amount multiplied by a fraction (the numerator of which is number of days remaining to the expiration of the Tietz Employment Agreement from the last day of paid active service and the denominator of which is 365) plus a lump sum that represents a pro-rated annual bonus for the year of termination. In addition, all options and restricted stock that were granted before the date of termination but have not yet vested shall vest upon Mr. Tietz' final day of active service and all such options and also options that previously vested shall remain exercisable in accordance with the terms, if any, for retirees of the relevant option plan.

     The Company also granted Mr. Tietz a stock option to acquire 300,000 shares of the Company's Common Stock, at an exercise price of $4.375 per share. For a description of this stock option, see "Compensation of Executive Officers -- Option Grants In Last Fiscal Year" herein.


     Peter J. Younger. The Company and Mr. Younger entered into an Employment Agreement as of July 1, 1998 (the "Agreement"). The Agreement is for an indefinite term and may not be cancelled by the Company (other than by reason of illness or other incapacity that continues for a period for more than six months, or the willful non-performance of, or willful misconduct in the performance of, his duties) except upon two-year's prior written notice. Mr. Younger receives, under the Agreement, a base salary of L123,875 (approximately US$198,000) per year, increased to US$250,000 per year (effective January 1,
1999), payable in monthly installments, and its entitled to an annual bonus under the terms and conditions of any bonus plan established by the Company for all employees. For the bonuses paid to Mr. Younger for the prior three years, see "Compensation of Executive Officers," above. Upon any "change in control" of the Company, Mr. Younger is entitled to an immediate payment of twice the amount of his total salary and bonuses earned by him from the Company and all affiliates during the full calendar year ending last prior to the effective date of the change of control. A change of control would include a transfer in the ownership of more than 50% of the voting stock of the Company. Mr. Younger is entitled to benefits under his Agreement, including a tax equalization payment, compensating him for any increase in taxes he pays as a result of currently being resident in the United Kingdom over and above what he would pay on his employment income were he a resident of the State of California. Mr. Younger is also entitled to reimbursement of his and his family's moving expenses upon his return to the United States.



     SAR Grant to Mr. Younger. Since April of this year, when Mr. Tietz became Chairman of the Company, the Board has resolved to modify the compensation payable to Mr. Younger so as to conform his compensation, with appropriate modifications, to that payable by the Company to Mr. Tietz. The Board made this resolution in light of Mr. Younger's position with the Company and his role as Chief Financial Officer of the Company. The Board, prior to the time that Interpool made its proposal to acquire the Company, had been in negotiation with Mr. Younger to revise his Employment Agreement to conform the provisions thereof to the general provisions of Mr. Tietz' Employment Agreement, and had agreed to grant to Mr. Younger, subject to shareholder approval, an option to acquire 200,000 shares of Common Stock of the Company at $4.375 per share (the same exercise price as it applicable to Mr. Tietz' option, discussed above). The proposal to grant Mr. Younger an option to acquire shares of Common Stock of the Company has been withdrawn, in light of the Interpool proposal and the decision of the Board to simplify the proposals to be submitted to our shareholders at the annual meeting.



     To fulfill its commitment to Mr. Younger to grant him incentive compensation, and to retain his services to the Company, the Board resolved on October 13, 1999, to grant to Mr. Younger stock appreciation rights ("SARs") on 200,000 "share units." A "share unit" is defined as the equivalent of one share of Common Stock of the Company. The grant of the SARs to Mr. Younger entitles him to receive cash payments from the Company as provided for in his Stock Appreciation Rights Agreement. The share units are redeemable only for cash, not for shares of Common Stock of the Company. The share units were granted to Mr. Younger at a grant price of $4.375 per share unit, the equivalent exercise price of the common shares subject to Mr. Tietz' option. As of the date of the award of the SARs to Mr. Younger, October 13, 1999, the closing price of the Company's Common Stock was $4.875 per share. The share units are exercisable by Mr. Younger over a period of three years, with one-third of the share units exercisable on each of the first three anniversaries of the date of grant. If Mr. Younger resigns from the Company within twelve months following a "change in control," then the share units become fully exercisable, at any time within 90 days after the date of such resignation (if not exercised within said time period, then the share units lapse and terminate). The share units similarly vest in the event that Mr. Younger is terminated by the Company without cause, or upon Mr. Younger's permanent disability or death. A "change in control" is defined to include the acquisition by any person or related group of persons of 20% or more of the Common Stock of the Company. The share units are also fully exercisable upon any merger of the Company with another corporation or the sale of substantially all of the assets of the Company.



     Upon any exercise of the share units, Mr. Younger is entitled to a cash payment by the Company in the amount of the excess, if any, of the then fair market value of a share of Common Stock of the Company over the grant price of the share units, multiplied by the number of share units then being exercised.



     The number of share units is to be adjusted in the event of any subdivision of the Company's outstanding shares, the declaration of a dividend payable in Common Stock of the Company, or like events. In all events, the share units granted to Mr. Younger expire if not exercised on October 12, 2009.



     The grant of the share units to Mr. Younger does not entitle him to exercise any rights as a shareholder of the Company.


     FORMER OFFICERS. The following summarizes the compensation paid or payable by the Company to former officers of the Company who resigned in 1998.

     Rudolf J. Weissenberger. The Company entered into an agreement on May 20, 1998 with Admico S.A. ("Admico"), a Swiss entity in which Mr. Weissenberger is a majority shareholder, regarding the appointment of Mr. Weissenberger as interim Chief Executive Officer. The agreement continued until December 11, 1998 when Mr. Weissenberger resigned as Chief Executive Officer. Under the agreement with Admico, the Company paid a monthly fee for Mr. Weissenberger's services as Chief Executive Officer, plus reimbursement of his travel and related expenses. For 1998, the total payments made by the Company to Admico were $330,821. A final payment of $40,000 was made to Admico in January 1999.

     Stefan M. Palatin. Mr. Palatin, the former Chief Executive Officer and Chairman of the Board of the Company, was paid under his employment agreement a base salary, periodic bonuses, and reimbursement of expenses. For 1998, Mr. Palatin was paid compensation as set forth in the "Summary of Compensation" table above. The Board of Directors removed Mr. Palatin as Chief Executive Officer of the Company on June 8, 1998, and Mr. Palatin resigned as Chairman of the Board on July 6, 1998. The Company is withholding the payment of approximately U.S. $240,000 in compensation claimed by Mr. Palatin pending the outcome of the Special Litigation Committee's investigation, as described under "Certain Relationships and Related Transactions" below.


     Eivind A. Eriksen. Mr. Eriksen served as Chief Operating Officer of the Company from August 14, 1995 through December 31, 1998, when he resigned. To terminate Mr. Eriksen's employment agreement and obtain a release of all further obligations to him, the Company paid Mr. Eriksen $596,779.



     Stephen J. Brocato. From June 1, 1997 through March 31, 1999, Mr. Brocato served as President of Cronos Containers Limited ("CCL"), a United Kingdom corporation and one of the Company's primary operating subsidiaries. To terminate his employment agreement, the Company paid Mr. Brocato L209,525 (U.S. $328,954) in salary and expense reimbursements.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

A. EIVIND A. ERIKSEN


     During 1998, an ocean carrier in which Mr. Eriksen, a former director and Chief Operating Officer of the Company, was a non-executive director, ceased doing business. On December 31, 1998, the Company included, in its allowance for doubtful accounts, $553,000 of the $1,153,000 due from the ocean carrier to the

Company. During 1999, the Company received $460,000 of insurance proceeds in respect of this debt and expects to receive a final insurance settlement of approximately $50,000 by the end of 1999.


B. AXEL FRIEDBERG

     Dr. Friedberg, a former outside director of the Company, received $150,000 in legal fees from the Company during 1998. Dr. Friedberg has submitted to the Company a statement for the balance due for legal services rendered to the Company from November 30, 1997 through December 31, 1998, in the amount of U.S. $100,000, which is currently being reviewed by the Special Litigation Committee.

C. STEFAN M. PALATIN

     Stefan M. Palatin is the former Chairman of the Board and Chief Executive Officer of the Company. He was terminated as Chief Executive Officer of the Company on June 8, 1998, and resigned as Chairman of the Board on July 6, 1998. Based upon the Form 3 Report filed with the SEC on his behalf in April 1999, and other information available to the Company, the Company believes that Mr. Palatin currently is the beneficial owner of approximately 20% of the Company's issued and outstanding Common Stock. As disclosed in previous reports to the shareholders, Mr. Palatin is indebted to the Company under two promissory notes (the "Palatin Notes") he executed in favor of a subsidiary of the Company, in the principal amounts of $5,900,000 and $3,700,000 respectively. The Palatin Notes bear interest at 9% per annum and matured on December 31, 1997, and October 31, 1997, respectively. Mr. Palatin has made no payments of principal or interest under the Palatin Notes, and as of December 31, 1998, the aggregate of the principal and accrued but unpaid interest due on the two Notes was $11,096,000.


     The Palatin Notes were assigned by the Company to certain of its lenders as partial security for loans that aggregated, at December 31, 1998, $33,110,000, together with a pledge of 2,030,303 shares of Common Stock of the Company purportedly owned by Mr. Palatin. In 1998, Mr. Weissenberger claimed ownership of 566,667 of the pledged shares. With the consent of the lenders and the Company, these shares were re-assigned to Mr. Weissenberger on March 24, 1999, thus leaving 1,463,636 shares of the Company's Common Stock pledged to the lenders. The banks sold these shares on June 21, 1999 for net proceeds of $5,279,000, which were used to reduce the Company's indebtedness to the banks and Mr. Palatin's indebtedness to the Company. Accordingly, as of September 30, 1999, the balance of the principal and accrued but unpaid interest due the Company under the Palatin Notes aggregated $6,381,000.



     With the payment of the Company's short term indebtedness through the establishment of a new credit facility on August 2, 1999, the Company has received from its former lenders a re-assignment of the Palatin Notes. On November 12, 1999, the Company instituted an action in the New York State Supreme Court, County of New York (No. 604963/99) against Mr. Palatin to collect all monies due the Company under the Palatin Notes. No answer or response to the action has yet been filed by Mr. Palatin.


D. CONTRIN HOLDING S.A.


     Since 1983, a subsidiary of the Company has managed containers for Austrian investment entities sponsored by companies owned by or affiliated with Contrin Holding S.A., a Luxembourg holding company ("Contrin"), and for Contrin itself.



     Contrin has alleged that funds were remitted to the Company, but these funds were not deposited in a Company bank account and are not reflected in the Company's accounting records. Specifically, it is alleged that Mr. Palatin acknowledged receipt of funds in the amount of $2,600,000 during the year ended December 31, 1995, yet it appears that these funds were received into a non-Company bank account. Prior to the making of these allegations, the Company's current management had not been aware of the receipt of the $2,600,000, nor was it aware of Mr. Palatin's acknowledgement. The Company has determined that a $400,000 distribution to third party investors was paid by the Company in December 1994 into the same bank account into which the $2,600,000 was apparently deposited. Contrin has advised the Company that Contrin will commence proceedings against the Company to collect the $2,600,000, plus interest, if the sum is not paid by the Company to Contrin. While the Company believes that it has meritorious defenses to Contrin's claim, the Company is unable to predict the outcome of this dispute.


     Contrin investors have also made claims with respect to alleged transactions between third parties and companies alleged to be connected to Mr. Palatin, involving the purchase and sale of containers in a manner designed to secure a tax mitigation advantage to those third parties. It is alleged that sums remain owing to the third parties by one or more of these companies in connection with the pre-arranged trading in containers. Current management of the Company believes that the Company was not involved in these transactions, that the Company had no access to the records of the alleged transactions and, so far as the Company has managed the containers, the Company has acted in accordance with instructions from authorized representatives of the third parties.

     The Special Litigation Committee of the Board is currently investigating transactions between the Company and Mr. Palatin and entities, including Contrin, that may be related to Mr. Palatin. The Committee anticipates completing its investigation by the end of 1999. It has been granted the authority by the Board to pursue, on behalf of the Company, appropriate remedies in the event that it concludes that one or more present or former officers or directors of the Company engaged in misconduct or improper self-dealing that has damaged the Company.

     The following report and the performance graph on page 28 do not constitute soliciting materials and are not considered filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.


                          BOARD COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION


     Since the last meeting of shareholders held on October 29, 1998, four of the five directors who comprised the Board at that time, and all three of the executive officers identified in last year's proxy statement, have resigned. In light of the changeover in the senior management ranks of the Company, the Compensation Committee of the Board has focussed its attention over the past year on attracting and retaining executives who will guide the Company through the challenges it confronts. To accomplish this objective, the compensation philosophy of the Committee has been to provide base income to the Company's senior executives at a level competitive in the market and to devise incentive programs to motivate extraordinary efforts by the management of the Company.


     Mr. Tietz was appointed by the Board as Chief Executive Officer of the Company on December 11, 1998 (the Board then consisted of Messrs. Weissenberger, Friedberg, Nedelmann, and Taylor). The Board appointed Mr. Tietz because of his familiarity with the Company (Mr. Tietz has served as President of the Company's San Francisco based subsidiary, Cronos Capital Corp., since 1992), his extensive knowledge of the container leasing business, and his extensive contacts with the U.S. brokerage industry as a result of CCC's sponsorship of limited partnerships that have raised over $475,000,000 in public offerings. The objectives of the Compensation Committee and the Board in negotiating Mr. Tietz's compensation package, which is described under "Employment Agreements" above, was to attract an executive of proven competence, experience, and integrity, and to provide Mr. Tietz with incentive compensation so as to motivate him to lead the Company's return to profitability and stability.


     Another personnel objective of the Compensation Committee since last year's meeting has been to retain Mr. Younger as Chief Financial Officer of the Company, because of his familiarity with the operations of the Company and its finances and his role in supervising the refinancing of the Company's indebtedness. To retain Mr. Younger, the Committee has approved modifications to his employment and compensation package, described under "Employment Agreements" above, to increase his base compensation to $250,000 per year, and to grant to him SARs on 200,000 "share units."



     To enable the Company to attract and retain competent and experienced officers as it strives to return to profitability, the Compensation Committee has approved, and is submitting to the shareholders for their approval at the annual meeting, the 1999 Stock Option Plan. In addition, to provide the outside directors of the Company an incentive to spend the time and effort supervising the Company's return to profitability, and to more closely align their interests with those of the shareholders of the Company, the Compensation Committee and the Board have approved the grant of SARs on 15,000 "share units" to each of the outside directors of the Company and to Mr. Melzer.


     In proposing these plans and in its consideration of the compensation and benefits to be provided to officers and key employees of the Company, the Compensation Committee intends to establish compensation levels that are comparable to those of the Company's competitors, and sufficient to attract and retain experienced container leasing professionals.

     While the Committee will take into account the possible tax consequences to the Company of the compensation programs it develops, including the tax deductibility by the Company of the compensation it pays to its executives and key employees, the Committee believes that tax consequences should be secondary to the overall objectives of the Committee's compensation programs.


     The Company currently has in place its management equity investment plan ("MEIP"). The MEIP is currently inactive and no further grants will be made thereunder if the 1999 Stock Option Plan is approved by the shareholders at the annual meeting. As of September 30, 1999, options to acquire 108,000 shares of Common Stock of the Company were outstanding under the MEIP and held by 14 employees of the

Company. Under the MEIP, participants are required to pay for their options, and the 14 employees of the Company holding outstanding options under the MEIP have paid, in the aggregate, $92,138 to the Company. Because the exercise prices of the options granted under the MEIP are currently far in excess of the current market value of the Common Stock of the Company (the exercise prices ranging from $14.30 per share to $18.20 per share), the Committee intends to review the MEIP with a view to preserving responsible incentives for those employees who have paid monies for their options. Any such amendment that would reduce the exercise price of the options granted thereunder would be submitted to the shareholders for their approval before being implemented.


                                          Respectfully submitted,

                                          Charles Tharp, Chairman

                                          Maurice Taylor


                                          S. Nicholas Walker

                               PERFORMANCE GRAPH

     The graph below compares cumulative stockholder returns for the Company as compared with the S&P 500 Stock Index ("S&P 500") and the Dow Jones Transportation Index ("Dow Index"). The graph assumes the investment of $100 at the end of 1995 and the investment of all dividends.

     The graph covers the period of time beginning December 8, 1995, when the Company's Common Stock was first traded on NASDAQ (Symbol "CRNS"), through December 31, 1998.

                COMPARISON OF 43 MONTH CUMULATIVE TOTAL RETURN*
                  AMONG THE CRONOS GROUP, THE S & P 500 INDEX
                 AND THE DOW JONES TRANSPORTATION AVERAGE INDEX

                                                    THE CRONOS GROUP                S & P 500                   DOW JONES
                                                    ----------------                ---------                TRANSPORTATION
                                                                                                                 AVERAGE
                                                                                                             --------------
12/8/95                                                  100.00                      100.00                      100.00
12/95                                                    118.00                      100.00                       96.00
12/96                                                     70.00                      123.00                      110.00
12/97                                                     50.00                      164.00                      163.00
12/98                                                     64.00                      210.00                      169.00

* $100 INVESTED ON 12/8/95 IN STOCK OR INDEX
  INCLUDING REINVESTMENT OF DIVIDENDS,
  FISCAL YEAR ENDING DECEMBER 31.

                           BENEFICIAL STOCK OWNERSHIP


     The following table sets forth information as of September 30, 1999, concerning beneficial ownership of the Company Common Stock by:


     - Each person who we know beneficially owns more than 5% of the Common
       Stock;

     - Each director;

     - Each current executive officer named in the Summary Compensation Table on page 15; and

     - The directors and executive officers as a group.

                              BENEFICIAL OWNERSHIP


                                                                    NUMBER           PERCENT
                                                                  OF SHARES         OF SHARES
                            NAME                              BENEFICIALLY OWNED   OUTSTANDING
                            ----                              ------------------   -----------
Stefan M. Palatin(1)........................................      1,793,798           19.6%
Blavin Parties(2)...........................................      1,529,136           16.7%
Central Wechsel -- und Creditbank AG(3).....................      1,075,000           11.7%
Waveland Parties(4).........................................      1,039,500           11.4%
Rudolf Weissenberger(5).....................................        578,667            6.3%
Dennis J. Tietz(6)..........................................        321,600            3.5%
Peter J. Younger(7).........................................         10,800            < 1%
Ernst-Otto Nedelmann........................................             --              --
Charles Tharp...............................................             --              --
Maurice Taylor..............................................             --              --
All directors and executive officers as a group (5
  persons)..................................................        332,400            3.6%


---------------
(1) According to the Form 3, dated April 16, 1999, of Hans-Ulrich Ming, individually and as trustee for the benefit of Stefan M. Palatin, these shares are held of record by Klamath Enterprises S.A. ("Klamath"), a Panamanian company of which Mr. Palatin is known to be a beneficial owner.


(2) According to the Schedule 13G, dated September 24, 1999, of Blavin & Company, Inc. and Paul W. Blavin, as principal for Blavin & Company, Inc., these shares are held of record by PWB Value Partners, L.P. and advisory clients of Blavin & Company, Inc.


(3) According to the Schedule 13D Amendment No. 1, dated March 10, 1998, of Central Wechsel -- und Creditbank AG, these shares were held of record by Enavest Holding S.A. ("Enavest"), a Panamanian company of which Stefan M. Palatin is believed to be the beneficial owner. However, pursuant to the terms of a pledge agreement between Central Wechsel -- und Creditbank AG and Enavest following the default of the repayment of a loan by Enavest, these shares are held of record by Central Wechsel -- und Creditbank AG.

(4) According to their Schedule 13D Amendment No. 2, dated July 8, 1999, these shares are held of record by Waveland Partners, L.P., Waveland Capital Management, L.P., Clincher Capital Corporation, Waveland Capital Management, LLC, Waveland Partners, Ltd., and Waveland International, Ltd.

(5) According to his Form 3, dated December 21, 1998, Mr. Weissenberger is the record holder of 12,000 shares and indirectly holds 566,667 shares by Lambert Business Inc.

(6) Mr. Tietz may purchase 21,600 shares by exercising outstanding options before November 24, 2001, and may purchase an additional 300,000 shares by exercising outstanding options on or before December 10, 2008.

(7) Mr. Younger may purchase 10,800 shares by exercising outstanding options on or before November 24, 2001.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING REQUIREMENT

     Our directors and executive officers must file reports with the SEC indicating the number of shares of the Company's Common Stock they beneficially own and any changes in their beneficial ownership. Copies of these reports must be provided to us. Based solely on written representations from the Company's directors and executive officers and a review of the copies of beneficial ownership reports furnished to the Company, the Company believes that all of the directors, executive officers and 10% shareholders of the Company complied with such reporting requirements during the last fiscal year, except Messrs. Weissenberger, Nedelmann and Palatin who each filed a late initial statement on Form 3 and Mr. Tietz who filed a late Form 4 reporting the grant of a stock option.

                                 OTHER MATTERS

     The proxy holders are authorized to vote, in their discretion, upon any other business that comes before the annual meeting and any adjournment of the meeting. The Board knows of no other matters which will be presented to the meeting.

                 SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     Without prejudice to the statutory rights granted under Luxembourg law to shareholders who alone or in aggregation with other shareholders control 20% of the shares of Common Stock of the Company, proposals of shareholders intended to be presented at the 2000 annual meeting of shareholders must, in addition to satisfying the other requirements of the Securities and Exchange Commission's rules and regulations, be received by the Company at its principal executive
offices on or before           2000 [calculate 120 calendar days before the date
of release of this Proxy Statement to shareholders] in order to be considered for inclusion in the Company's 2000 Proxy Statement.

                               OTHER INFORMATION

     Shareholders are invited to visit the Company's internet website at http://www.cronos.com for real-time information throughout the year about the Company and links to Edgar filings of the Company.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          DENNIS J. TIETZ
                                          Chairman of the Board and
                                          Chief Executive Officer

Luxembourg
          , 1999

                                   APPENDIX A

                                THE CRONOS GROUP

                             1999 STOCK OPTION PLAN

                                THE CRONOS GROUP

                             1999 STOCK OPTION PLAN

 1. PURPOSE

     (a) The purpose of The Cronos Group 1999 Stock Option Plan (the "Plan") is to advance the interests of The Cronos Group (the "Company") by providing key officers and employees of the Company and of subsidiaries of the Company with a proprietary interest in the Company and by aligning the interests of such officers and employees with the long-term interests of the stockholders of the Company.

     (b) The Plan is the successor to The Cronos Group Management Equity Investment Plan (the "Predecessor Plan"). From and after the effective date of the Plan as provided in Section 13 below, no further awards shall be made under the Predecessor Plan.

 2. ADMINISTRATION

     (a) The Plan shall be administered by the Compensation Committee (the "Committee") of the Company's Board of Directors (the "Board"). Except for the terms and conditions explicitly set forth in the Plan, the Committee shall have the authority, in its sole discretion, to determine all matters relating to options (hereafter, "Options") granted under the Plan, including selection of the individuals to be granted Options, the type of Options granted, the number of the Company's common shares ("Shares"), $2 par value per share (the "Common Stock") subject to an Option, all terms, conditions, restrictions and limitations, if any, of an Option, and the terms of any option agreement or notice. The Plan shall be administered with a view to qualifying the grant of options under the Plan for the exemptive provisions of Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     (b) All decisions made by the Committee pursuant to the provisions of the Plan and all determinations made by the Committee pursuant to such provisions and related resolutions of the Board shall be final and conclusive.

 3. ELIGIBILITY

     (a) Options may be granted under the Plan to those officers and employees of the Company as the Committee from time to time selects. Individuals who are not employees of the Company may not be granted Incentive Stock Options (as defined in Section 6 hereof). For purposes of this Section 3, the "Company," with respect to all Options under the Plan, other than Incentive Stock Options, includes any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant equity interest, as determined by the Committee. With respect to Incentive Stock Options, the "Company" includes any subsidiary of the Company in accordance with Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     (b) Each grant of an option pursuant to the Plan shall be evidenced by a stock option agreement ("Option Agreement") executed by the officer or employee to whom the option is granted and the Company (as defined in subsection (a) above) that is the employer of the officer or employee. Each Option Agreement shall incorporate such terms and conditions as the Committee, in its discretion, deems consistent with the terms of the Plan.

 4. SHARES SUBJECT TO THE PLAN


     (a) The stock offered under the Plan shall be Shares of Common Stock and may be unissued Shares or Shares now held or subsequently acquired by the Company as treasury Shares, as the Board may from time to time determine. Subject to adjustment as provided herein, the aggregate number of Shares that may be issued under the Plan shall not exceed Five Hundred Thousand (500,000). The aggregate number of Shares that may be covered by Options granted to any one individual during the term of the Plan shall not exceed Eighty Thousand (80,000).

     (b) Any Shares subject to an Option granted under the Plan that are not purchased thereunder shall again be available for the granting of Options under the Plan.

 5. ADJUSTMENT OF SHARES AVAILABLE

     The aggregate numbers of Shares available for Options under the Plan, the maximum number of Shares that may be subject to Options granted under the Plan to any individual under the Plan, and the exercise price per Share (but not the total price) for Options outstanding under the Plan shall all be proportionately adjusted for any increase or decrease in the number of issued Shares of Common Stock resulting from any split-up, combination or exchange of Shares, consolidation, spin-off or recapitalization of Shares or any like capital adjustment or the payment of any stock dividend.

 6. GRANT OF OPTIONS

     (a) The Committee may grant two types of Options to participants in the
Plan: Incentive Stock Options and Nonqualified Stock Options (as said terms are defined in subsection (b) below). The Committee may grant one or both types of Options to a participant (referred to hereinafter as an "Optionee") in the Plan.

     (b) The Committee may grant Options, designated as "Incentive Stock Options," which comply with the provisions of Section 422 of the Code or any successor statutory provision, or "Nonqualified Stock Options." Nonqualified Stock Option Agreements between the Company and Optionees shall state that the Option is not intended to be an Incentive Stock Option. The price at which Shares may be purchased upon exercise of an Incentive Stock Option shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of such Shares at the time such Option is granted. For purposes of the Plan, "Fair Market Value" as to a particular day equals the closing sales price of the Common Stock on the NASDAQ National Market as reported for such day (or, if there were no sales on such day, the average of the highest and the lowest quoted selling prices on said market for the preceding business day on which sales of Common Stock did occur) as reported in The Wall Street Journal or such other source as the Committee deems reliable. The exercise price at which Shares may be purchased upon exercise of a Nonqualified Stock Option shall not be less than 100% of the Fair Market Value of such Shares, but the Committee shall have the discretion to determine the date as of which or the period of time over which the Fair Market Value of such Shares shall be determined. The Committee shall set the term of each Option, but no Incentive Stock Option shall be exercisable more than 10 years after the date such Option is granted and, to the extent the aggregate Fair Market Value (determined as of the date the Option is granted) of Common Stock with respect to which Incentive Stock Options granted to a particular Optionee become exercisable for the first time during any calendar year (under the Plan and all other stock option plans of the Company) exceeds $100,000 (or such corresponding amount as may be set by the Code), such Options shall be treated as a Nonqualified Stock Option.

     (c) No Incentive Stock Option shall be granted to an Optionee who owns of record, or is known by the Company to own beneficially, more than 10% of the total combined voting power of all classes of stock of the Company.

 7. OPTION EXERCISE

     (a) Subject to the provisions of Section 9 hereof, no Option shall be exercisable unless the Optionee remains in the Company's employ for at least 12 months after the granting of the Option.

     (b) Unless a different schedule is specified by the Committee in the Option Agreement entered into with an Optionee, an Option granted under the Plan shall become exercisable over a period of four (4) years, as follows. Conditional upon the Optionee's continuous employment by the Company following the date of grant of an Option to the relevant anniversary date, an Optionee shall have the right to purchase one-quarter (25%) of the Shares subject to the Option granted to the Optionee (hereinafter the "Optioned Shares") on each of the first four anniversaries of the date of grant of the Option. Any Optioned Shares that an Optionee has the right to purchase but elects not to purchase shall remain available for purchase by the Optionee under the terms of his or her Option Agreement and the provisions of the Plan.

     (c) No Optioned Shares shall be delivered pursuant to the exercise of any Option, in whole or in part, until qualified for delivery under such securities laws and regulations as may be deemed by the Committee to be applicable thereto, and until a payment in full of the Option price thereof (in cash or stock as provided below) is received by the Company. No Optionee, or any legal representative, legatee, or distributee of an Optionee shall be or be deemed to be a holder of Optioned Shares unless and until such Shares are issued.

     (d) No Option may at any time be exercised with respect to a fractional Share.

     (e) An Optionee may exercise an Option using as the form of payment (i) cash or a cash equivalent, (ii) consideration received by the Company under a cashless exercise program implemented by the Company with respect to Options granted hereunder, (iii) stock-for-stock payment (as described in paragraph (f) below), (iv) any combination of the above, or (v) such other means as the Committee may approve.

     (f) An Optionee who owns Common Stock may use such Shares, the value of which shall be determined as the Fair Market Value of such Shares on the date the Option is exercised, as a form of payment to exercise Options under the Plan. The Committee, in its sole discretion, may restrict or rescind this right by notice to Optionees. An Option may be exercised in such manner only by tendering (actually or by attestation) to the Company whole Shares of Common Stock having a Fair Market Value equal to or less than the exercise price. If an Option is exercised by surrender of Common Stock having a Fair Market Value less than the exercise price, the Optionee must pay the difference in cash.

 8. EXERCISE OF OPTION UPON TERMINATION OF EMPLOYMENT


     (a) In the event that an Optionee's status as an employee of the Company terminates, other than upon the Optionee's death or disability, and other than upon the Optionee's termination for cause, the Optionee may exercise his or her Option, but only within thirty (30) days (or such other period of time, not exceeding ninety (90) days, as is determined by the Committee), and, subject to the provisions of Section 9 hereof, only to the extent that the Optionee was entitled to exercise the Option at the date of termination (but in no event later than the expiration of the term of said Option as set forth in the Optionee's Option Agreement). If, at the date of termination, the Optionee is not entitled to exercise his or her entire Option, then the Optioned Shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified hereunder or by the Committee, then the Option shall terminate, and the Shares covered by such Option and not purchased thereunder shall revert to the Plan. In the event that an Optionee's status as an employee of the Company is terminated for cause, then all rights of the Optionee under his or her Option to purchase Optioned Shares shall terminate on the date of termination of employment. Termination for cause shall include an Optionee's non-performance of, or willful misconduct in the performance of, his or her duties to the Company, or willful misconduct amounting to moral turpitude so as to affect the Optionee's ability to adequately perform services on behalf of the Company.


     (b) Subject to the provisions of Section 9 hereof, if an Optionee's employment terminates for any reason, including death or disability, within 12 months of the grant date of an Option, such Option shall expire as of the date of such termination of employment and the Optionee and the Optionee's legal representative shall forfeit any and all rights pertaining to such Option.

 9. EXERCISE OF OPTION UPON TERMINATION AFTER CHANGE IN CONTROL

     (a) If an Optionee resigns from the Company or is terminated by the Company (other than for cause, as defined in Section 8(a) hereof) within twelve (12) months following a "Change in Control" (as defined in subsection (b) below), then and in such event, the Option granted to the Optionee shall become fully vested. In such event, the Optionee may exercise his or her Option at any time within ninety (90) days from the date of such resignation or termination. If the Optionee does not exercise his or her Option within the time specified herein, then the Option shall terminate and the Optioned Shares covered by such Option and not purchased by the Optionee shall revert to the Plan.

     (b) For purposes of this Section 9, a "Change in Control" refers to:

          (i) the acquisition by any person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 20% or more of the Common Stock of the Company then outstanding, but shall not include any such acquisition by:

             (A) the Company;

             (B) any subsidiary of the Company;

             (C) any employee benefit plan of the Company or of any subsidiary of the Company;

             (D) any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan;

             (E) any person who, as of June 30, 1999, was the beneficial owner of 20% or more of the shares of Common Stock outstanding on such date unless and until such Person, together with all affiliates and associates of such person, becomes the beneficial owner of 25% or more of the shares of Common Stock then outstanding, whereupon a Change in Control shall be deemed to have occurred; or

             (F) any person who becomes the beneficial owner of 20% or more, or, with respect to a person described in clause (E) above, 25% or more, of the shares of Common Stock then outstanding as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company unless and until such person, after becoming aware that such person has become the beneficial owner of 20% or more, or 25% or more, as the case may be, of the then outstanding shares of Common Stock, acquires beneficial ownership of additional shares of Common Stock representing 1% or more of the shares of Common Stock then outstanding, whereupon a Change in Control shall be deemed to have occurred; or

          (ii) the situation where individuals who, as of the date that this Plan is approved by the Board, constitute the Board, and subsequently elected members of the Board whose election is approved or recommended by at least a majority of such current members or their successors whose election was so approved or recommended (other than any subsequently elected members whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board), cease for any reason to constitute at least a majority of such Board.

10. TRANSFERABILITY

     (a) The right of any Optionee to exercise an Option granted under the Plan shall, during such Optionee's lifetime, be exercisable only by such Optionee, and shall not be assignable or transferable by the Optionee other than by will or the laws of descent and distribution.

     (b) In the event that an Optionee's status as an employee of the Company terminates as a result of the Optionee's "Disability", the Optionee may exercise his or her Option at any time within ninety (90) days from the date of such termination, but only to the extent that the Optionee was entitled to exercise it at the date of such termination (and in no event later than the expiration of the term of such Option as set forth in the Optionee's Option Agreement). If, at the date of termination by reason of Disability, the Optionee is not entitled to exercise his or her entire Option, the Optioned Shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after such termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Optioned Shares covered by such Option and not purchased by the Optionee shall revert to the Plan.

     (c) In the event of the death of an Optionee, the Option may be exercised at any time within ninety (90) days following the date of death by the personal representative of the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent that the Optionee was entitled to exercise the Option at the date of death (and in no event later than the expiration of the term of such Option as set forth in the Optionee's Option Agreement). If, at the time of death, the Optionee was not entitled to exercise his or her entire Option, the Optioned Shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after death, the personal representative of the

Optionee's estate or a person who acquired the right to exercise the Option by bequest or inheritance does not exercise the Option within the time specified herein, the Option shall terminate, and the Optioned Shares covered by such Option and not purchased thereunder shall immediately revert to the Plan.

11. WITHHOLDING TAXES; OTHER DEDUCTIONS

     Whenever the Company proposes to deliver Shares upon an Optionee's exercise of an Option, or whenever an Optionee disposes of Shares acquired upon exercise of an Option, the Company shall have the right to require the Optionee who is to receive the Optioned Shares, or who disposes of the Optioned Shares, to remit to the Company, prior to the delivery of any certificate or certificates for such Shares, or upon disposition of Shares, as the case may be, or to withhold from any payment by the Company to the Optionee, such amounts as the Company deems necessary to satisfy any Federal, state, local, or foreign withholding tax requirements, including, but not limited to, income tax, FICA withholding, and excise tax. The Optionee shall be personally obligated to pay any and all taxes of any kind which may be imposed on the Optionee or result from the grant of the Option, the exercise of the Option, and the disposition of Optioned Shares acquired upon exercise of the Option, or the ownership of the Option (or Optioned Shares acquired thereunder) during the Optionee's lifetime or at death.

12. MERGER OR SALE OF ASSETS OF THE COMPANY

     In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding Option shall be assumed or an equivalent option shall be substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation does not agree to assume the Option or to substitute an equivalent option or right, the Committee shall, in lieu of such assumption or substitution, provide the Optionee with the right to exercise the Option as to all of the Optioned Shares, including Shares as to which it would not otherwise be exercisable. If the Committee makes an Option fully exercisable in lieu of its assumption or substitution in the event of a merger or sale of assets of the Company, the Committee shall notify the Optionee that the Option shall be fully exercisable for a period of thirty (30) days from the date of such notice, and the Option will terminate upon the expiration of such period. For the purposes of this Section, an Option shall be considered assumed if, following the merger or sale of assets of the Company, the Option confers upon the Optionee the right to purchase, for each Share of Optioned Shares subject to the Option immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock of the Company for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets was not solely common stock of the successor corporation or its parent, the Committee may, with the consent of the successor corporation and the participant, provide for the consideration to be received upon the exercise of the Option, for each Share of the Optioned Shares, to be solely common stock of the successor corporation or its parent equal in Fair Market Value to the per Share consideration received by holders of Common Stock in the merger or sale of assets of the Company.

13. STOCKHOLDER APPROVAL AND ADOPTION

     The Plan shall be submitted to the stockholders of the Company for their approval and adoption. The Plan shall not be effective and no Options shall be granted thereunder unless and until the Plan has been so approved and adopted. The stockholders shall be deemed to have approved and adopted the Plan only if it is approved and adopted at a meeting of the stockholders duly held by a vote taken in the manner required by the laws of Luxembourg. To the extent required by the place of the Company's organization, the Plan and/or any redemption or repurchase of Shares under the terms of the Plan shall be re-submitted for the approval of the stockholders of the Company.

14. TERM OF THE PLAN

     The Plan shall become effective upon its adoption by the stockholders pursuant to the provisions of Section 13 hereof, and shall remain in full force and effect through December 31, 2002, unless sooner terminated by the Board. After the Plan is terminated, no future Options may be granted but Options previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan's terms and conditions and subject to any further stockholder approval as may be required under the law of the jurisdiction in which the Company is then organized.

15. PLAN AMENDMENT


     (a) The Committee or the Board may amend, suspend or terminate the Plan at any time, provided, however, that no such amendment shall be made without the approval of the Company's shareholders (a) that would increase the number of Shares of Common Stock available for issuance in accordance with Section 4 hereof (in the aggregate or to any one individual); (b) that modifies the formula for determining the exercise price of Options granted under the Plan, as said formula is set forth in Section 6(b) hereof, which would reduce the exercise price of Options granted under the Plan; or (c) if such approval is required -- (i) to comply with Section 422 of the Code with respect to Incentive Stock Options, or (ii) for purposes of Section 162(m) of the Code.


     (b) The Board may adopt an annex to this Plan, revising or supplementing its terms and provisions, for the purpose of qualifying the Plan or the part so supplemented or revised for favorable tax treatment of employees of the Company or any subsidiary of the Company who are taxable in the United Kingdom and may submit the annex for the approval of the Inland Revenue, provided, however, that no such annex shall increase the number of Shares of Common Stock available for issuance in accordance with Section 4 hereof (in the aggregate or to any one individual) and no such annex shall provide for the grant of Options with an exercise price of less than 100% of the Fair Market Value of the Shares subject to such Options at the time they are granted.

16. BIFURCATION OF THE PLAN

     Notwithstanding anything in the Plan to the contrary, the Board, in its sole discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to participants who are officers of the Company subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other participants.

PRELIMINARY COPY



                                   DETACH HERE

                                      PROXY

                                THE CRONOS GROUP

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
    OF THE CRONOS GROUP FOR THE ANNUAL MEETING TO BE HELD ON JANUARY 7, 2000



The undersigned hereby appoints Dennis J. Tietz, Peter J. Younger, and Maurice Taylor, and each of them, proxies, with full power of substitution, to vote all shares of Common Stock of The Cronos Group that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at Hotel Le Royal, 12 Boulevard Royal, Luxembourg on Tuesday, January 7, 2000 at 10:00 a.m., local time, and at any adjournment, postponement or continuation thereof. The proxies have the authority to vote as directed on the reverse side of this card with the same effect as though the undersigned were present in person and voting. The proxies are further authorized in their discretion to vote upon such other business as may properly come before the Annual Meeting and any adjournment, postponement, or continuation thereof. The undersigned revokes all proxies previously given to vote at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND THE ADOPTION OF PROPOSALS 2 THROUGH 7.

  SEE REVERSE SIDE              TO BE SIGNED ON                 SEE REVERSE SIDE
                                  REVERSE SIDE

                                  Reverse Side

                                     [LOGO]



[X]  Please mark votes as in this example

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS YOU DIRECT. IF YOU GIVE NO DIRECTION, WE WILL VOTE YOUR SHARES OF COMMON STOCK "FOR" ALL PROPOSALS. WE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN, DATE AND RETURN THIS CARD.


                        THE BOARD OF DIRECTORS RECOMMENDS
                       THAT YOU VOTE "FOR" ALL PROPOSALS.

1.      Elect Five Directors.

        The Nominees Are: Dennis J. Tietz, Charles Tharp, Stephen Nicholas Walker, Peter J. Younger, and Robert M. Melzer

        [ ]     FOR ALL NOMINEES (EXCEPT AS INDICATED BELOW)

        [ ]     WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES

                (TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME BELOW)

                ---------------------------------------------------------

2.      Approve the Company's 1999 Stock Option Plan

        [ ]    FOR        [ ]    AGAINST        [ ]    ABSTAIN

3. Approve the Appointment of Deloitte & Touche SA as the Independent Auditors for Fiscal Year 1999 and Authorize the Directors to Fix the Auditor's Remuneration

        [ ]    FOR        [ ]    AGAINST        [ ]    ABSTAIN

4. Approve the Reports of the Independent Auditors and of the Board of Directors.

        [ ]    FOR        [ ]    AGAINST        [ ]    ABSTAIN

5. Approve the Company's Consolidated and Unconsolidated Financial Statements for the Year Ended December 31, 1998

        [ ]    FOR        [ ]    AGAINST        [ ]    ABSTAIN

6.      Discharge the Following Members of the Board of Directors Pursuant to
        Article 74 of the Company Law (10 August 1915) from the Execution of Their Mandate for the Year Ended December 31, 1998: Ernst-Otto Nedelmann and Maurice Taylor

        [ ]    FOR        [ ]    AGAINST        [ ]    ABSTAIN

7. Approve the Allocation of the Profit/Loss Reported by the Company for the Year Ended December 31, 1998

        [ ]    FOR        [ ]    AGAINST        [ ]    ABSTAIN

8. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting thereof and at any adjournment.

Please mark, sign, date, and return this Proxy in the accompanying prepaid envelope. Please sign exactly as your name appears on this Proxy. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held jointly, both owners should sign.



Signature:______________________________               Date:_______________

Signature:______________________________               Date:_______________